AGREEMENT FOR PURCHASE AND SALE OF STOCK

This Agreement for Purchase and Sale of Stock (this "Agreement") is made as of April 18, 2013 (the "Effective Date"), at Portland, Oregon, among TRISTAR WELLNESS SOLUTIONS, INC., or its assigns, a Nevada Corporation (Buyer); and HEMCON MEDICAL TECHNOLOGIES, INC., an Oregon corporation (the "Corporation") as debtor-in-possession in that certain chapter 11 bankruptcy case, captioned No. 12-32652-elp11 (the "Bankruptcy Court Proceeding").

RECITALS

A. In connection with the approval of Corporation's proposed plan of reorganization, all of Corporation's issued and outstanding stock (common and preferred) will be cancelled and Corporation will issue 100 shares of Corporation's common stock (the "Shares") to Buyer.

B. Buyer desires to purchase, and Corporation desires to issue to Buyer, the Shares.

C. The transactions contemplated in this Agreement are referred to as the "Purchase."

D. In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

AGREEMENT

1. Issuance And Transfer Of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (defined below), Corporation will issue, transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Corporation.

2. Purchase Price.

2.1. Buyer will pay to the party designated in Corporation's confirmed plan of reorganization ("Plan Agent") One Million Two Hundred Fifty Thousand Dollars ($1,250,000) for the Shares, payable in cash as set forth in Sections 2.1.1 and 2.1.2, below (the "Purchase Price").

2.1.1. Within two (2) business days after the execution of this Agreement, Buyer will deposit One Hundred Thousand Dollars ($100,000) (the "Deposit") with U.S. Bank National Association, ("Escrow Holder"), to be held in a segregated, non-interest bearing account established by Corporation to hold the Deposit and other deposits received from other parties interested in purchasing all of Corporation's assets or stock and in accordance with the terms of that certain escrow agreement attached hereto as Exhibit A (the "Escrow Agreement"). At the Closing (defined below), the Deposit shall be released to Plan Agent and applied towards the Purchase Price. If this Agreement is terminated

pursuant to Section 13, the Deposit will be promptly returned to Buyer by Escrow Holder.

2.1.2. The Purchase Price less the Deposit shall be paid at the Closing by cashier's check or wire transfer of immediately available funds.

3. Representations and Warranties of Corporation. As a material inducement to Buyer to enter into this Agreement and purchase the Shares, Corporation makes the following representations and warranties to the Buyer:

3.1. Organization and Corporate Power. Corporation is a corporation duly incorporated and legally existing under the laws of the state of Oregon and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. Corporation has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted. The copies of Corporation's articles of incorporation and bylaws that have been furnished to the Buyer reflect all amendments made thereto at any time before the Closing Date and are correct and complete.

3.2. The Shares. The Shares, when issued by Corporation will be validly issued, fully paid, and nonassessable.

3.3. Authorization; No Breach. The execution, delivery, and performance of this Agreement and all other agreements contemplated by this Agreement to which the Corporation is a party have been duly authorized by Corporation. This Agreement and each other agreement contemplated by this Agreement, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of Corporation, enforceable against Corporation in accordance with its terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on equitable remedies.

3.4. No Adverse Consequences. Neither the execution and delivery of this Agreement by Corporation nor the consummation of the Purchase will (a) result in the creation or imposition of any lien, security interest, charge, or encumbrance on any of Corporation's assets or properties; (b) violate or conflict with any provision of Corporation's articles of incorporation or bylaws; or (c) violate any law, judgment, order, injunction, decree, rule, regulation, or ruling of any governmental authority applicable to the Corporation.

3.5. Consents. Corporation has the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement; and no approvals or consents of any persons other than Corporation are necessary in connection with it other than consent in connection with the Bankruptcy Court Proceeding.

4. Buyer's Representations and Warranties. Buyer represents and warrants that:

4.1. Organization and Corporate Power. Buyer is a corporation duly organized, existing, and in good standing under the laws of Nevada. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

4.2. Authorization; No Breach. Buyer need make or obtain no consent, approval, or authorization of, or declaration, filing, or registration with, any federal or state governmental or regulatory authority in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

5. Corporation's Obligations Before Closing. Corporation covenants that from the date of this Agreement until the Closing:

5.1. Buyer's Access to Premises and Information. Buyer and its counsel, accountants, and other representatives will have reasonable access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Corporation. Corporation will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of Corporation that may reasonably be requested. Nothing in this Agreement will obligate Corporation to provide any access to representatives of Buyer prohibited or not authorized by applicable governmental authority.

5.2. Preservation of Business and Relationships. Corporation will use reasonable efforts to preserve its business organizations intact; to keep available to Corporation its present officers and employees; and to preserve its present relationships with suppliers, customers, and others having business relationships with Corporation.

5.3. Existing Agreement. Corporation will not, or will not agree to, modify, amend, cancel, or terminate any material contracts or agreements without Buyer's consent, which consent will not be unreasonably withheld, conditioned, or delayed.

6. Buyer's Obligations Before Closing. Buyer and Corporation entered into a mutual nondisclosure agreement, dated September 7, 2012, (the "Confidentiality Agreement"). The Confidentiality Agreement sets forth Buyer's obligations regarding Confidential Information (defined therein). If the Closing does not occur, the terms of the Confidentiality Agreement will survive the termination of this Agreement.

7. Covenants of Corporation. Corporation covenants and agrees with the Buyer as follows:

7.1. Satisfaction of Conditions. Corporation will use reasonable efforts to obtain as promptly as practicable the satisfaction of the conditions to the Closing set forth in <u>Section 10</u> and any necessary consents or waivers under or amendments to agreements by which Corporation is bound.

7.2. Corporation's Assets. At the Closing, Corporation will be reorganized as provided in Corporation's confirmed plan of reorganization (the "Reorganized Debtor").

At the Closing, Corporation will own substantially all of Corporation's assets, including, but not by way of limitation all real and personal, tangible and intangible property and assets of any kind or nature whatsoever, and all proceeds, rents or profits thereof, including, but not limited to, accounts receivable, equipment, equity interests in affiliated entities, any and all claims and causes of action, any and all patents, patent applications, trade names, trademarks, copyrights, and other intellectual property and license rights owned by Corporation, excluding those assets specifically designated in Schedule 7.2 (the "Excluded Assets") (collectively, the "Acquired Assets"). The Acquired Assets will include any and all executory contracts and unexpired leases designated by Buyer and set forth on Schedule 7.2(a) (the "Executory Contracts"), with any cure costs in connection therewith to be paid by Buyer pursuant to Section 8 (the "Cure Costs"). As evidenced at the Closing, (i) as of April 30, 2013, Corporation's U.S. inventories will have a value (which, for the purposes of this Section 7.2, shall mean Corporation's standard costs) of not less than Eight Hundred Fifteen Thousand Dollars ($815,000) and Corporation's U.S. inventory, shall be set forth in detail on Schedule 7.2(b), which will be delivered at Closing; (ii) as of April 30, 2013, Corporation's European subsidiaries' inventories will have a value of not less than Two Hundred Eighty Thousand Dollars ($280,000) and Corporation's European subsidiaries' inventory , shall be set forth in detail on Schedule 7.2(c), which will be delivered at Closing; (iii) as of April 30, 2013, the aggregate of the value of Corporation's U.S. inventory as scheduled plus trade accounts receivable less trade accounts payable , shall equal or exceed Nine Hundred Fifty Thousand Dollars ($950,000) ("U.S. Working Capital Minimum"); and (iv) as of April 30, 2013, the aggregate of the value of Corporation's European subsidiaries' inventory as scheduled plus trade accounts receivable less trade accounts payable shall equal or exceed Two Hundred Thousand Dollars ($200,000) ("European Working Capital Minimum"). U.S. and European trade accounts payable at April 30, 2013 will not be known until on or before May 15, 2013. In the event that at the Closing the Corporation does not have available the amount of the Corporation's U.S. and/or European accounts payable at April 30, 2013, the Plan Agent, as soon as reasonably practical, not to exceed 20 business days, after the Closing, will pay an amount (if any) to Buyer equal to (i) the difference between the U.S. Working Capital Minimum and U.S. actual working capital balance as of April 30, 2013 (as finally determined) plus (ii) the difference between the European Working Capital Minimum and the European actual working capital balance at April 30, 2013 (as finally determined). For the purposes of this Section 7.2, "trade accounts payable" shall mean all accounts payable accrued after the Petition Date, including without limitation Corporation's European subsidiaries, but will exclude accruals and all administrative costs of the Bankruptcy Court Proceeding, including without limitation accounting and legal fees, bankruptcy counsel fees, Washington County real and personal property taxes, and liabilities related to the LyP Assets. Furthermore, for the purposes of this Section 7.2, "actual working capital balance" shall mean the actual net balance as calculated for inventory plus trade accounts receivable less trade accounts payable at any specified point in time.

7.3. **Corporation's Liabilities**. Corporation will only have, and its assets will only be subject to, the following liabilities (the "Assumed Liabilities"):

7.3.1. Liabilities arising from events occurring after the Closing Date with respect to the Acquired Assets;

7.3.2. Federal and state income taxes for the period beginning January 1, 2013, and no other taxes, whether income, property, or otherwise;

7.3.3. Trade payables owed to those vendors arising after the commencement of the Bankruptcy Court Proceeding (the "Petition Date");

7.3.4. Corporation's or its predecessor's customer programs, whether arising before or after the Petition Date;

7.3.5. Ordinary course of business liabilities owed to Corporation's employees that become employees of Reorganized Debtor whether arising before or after the Petition Date, including without limitation the accrued but unused paid-time off as set forth on Schedule 7.3.5;

7.3.6. Liabilities arising under any contract constituting part of the Acquired Assets, including without limitation any contracts of direct or indirect subsidiaries of Corporation; and

7.3.7. Buyer will assume and perform or caused to be performed all obligations under contracts relating to the sale of the GuardIVa product line to Bard Access Systems, Inc., and, as required of Corporation under those contracts, Buyer will use reasonable best efforts to obtain CE mark clearance for the GuardIVa product line. Buyer's reasonable, necessary and documented out of pocket expenses, including any tax liabilities incurred in connection with the sale of the GuardIVa product line and amounts paid to third parties (including, but not limited to employees and contractors of Corporation's European subsidiaries) to perform obligations under contracts relating to the sale of the GuardIVa product line and to obtain CE mark clearance may be deducted by Buyer from the deferred payment of $1,500,000 from Bard Access Systems, Inc. (the "Deferred Payment") prior to remitting the balance of the Deferred Payment to Plan Agent.

7.4. Corporation's Employees. Prior to the Closing, the employees listed on Schedule 7.4 will no longer be employees of Corporation, and Corporation will pay each of those employees all wages, commissions, and accrued but unused paid-time off.

7.5. Supplements to Schedules. Before the Closing, Corporation will supplement or amend the Schedules to this Agreement with respect to any matter arising after the date of this Agreement that, if existing or occurring at or before the date of this Agreement, would have been required to be set forth or described in such Schedule. No supplement or amendment to any Schedule made pursuant to this Section 7.5 will be deemed to cure any breach of any representation or warranty made in this Agreement unless the Buyer specifically agrees in writing.

8. Covenants of Buyer.

8.1. Cure Costs. Buyer covenants and agrees that, at the Closing, Buyer will deliver to Corporation (in addition to the Purchase Price) an amount equal to the Cure Costs, which will be used to cure defaults under the Executory Contracts assumed by Buyer pursuant to Section 11.5.

8.2. Deferred Payment. Buyer covenants and agrees that, after deducting allowed expenses pursuant to Section 7.3.7, Buyer will remit, or will cause the remittance of, the balance of the Deferred Payment to Plan Agent.

8.3. Reasonable Access to Plan Agent. Buyer covenants and agrees that after the Closing and for a reasonable time thereafter, but not more than six (6) months, Buyer will grant Plan Agent reasonable access to the filings, reports, records, and other documents of Corporation to the extent necessary to conclude and complete the Bankruptcy Court Proceeding.

9. Joint Covenants.

9.1. Public Announcements. Neither Buyer nor Corporation will make or provide any notice to customers, press release, or other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of all other parties, which consent will not be unreasonably withheld; however, this Section 9.1 will not prevent a party from supplying such information or making statements as required in the Bankruptcy Court Proceeding or otherwise required by governmental authority or as necessary for a party to satisfy its legal obligations (prompt notice of which will in any such case be given to the other party or parties).

9.2. Action After the Closing. On the reasonable request of any party after the Closing, all other parties will take all actions and will execute all documents and instruments necessary or desirable to consummate and give effect to the Purchase.

10. Conditions Precedent To Buyer's Obligations. Each and every obligation of Buyer under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

10.1. Representations and Warranties; Performance. Each of the representations and warranties made by Corporation in this Agreement will be true and correct in all material respects as of the Closing Date with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement. Corporation will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it before the Closing. Buyer will have received, at the Closing, a certificate of Corporation, signed by the Chief Executive Officer and the Chief Scientific Officer of the Corporation, stating that each of the representations and warranties made by the Corporation in this Agreement is true and correct in all material respects as of the Closing Date, except for changes contemplated, permitted, or required by this Agreement and that Corporation has performed and complied with all agreements, covenants, and conditions

required by this Agreement to be performed and complied with by them before the Closing.

10.2. No Proceeding or Litigation. Except for the Bankruptcy Court Proceeding and as set forth in Schedule 10.2, no action, suit, or proceeding before any court or any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of the Closing, against Corporation or Buyer or any of their respective affiliates, associates, officers, or directors, seeking to restrain, prevent, or change the Purchase, questioning the validity or legality of the Purchase, or seeking damages in connection with the Purchase.

10.3. Material Breach. After the date of this Agreement and through the Closing Date, there will be no material breach of any of Corporation's covenants and agreements set forth in this Agreement.

10.4. Conduct of Business in Normal Course. Subject to the restrictions and other obligations imposed on Corporation as part of the Bankruptcy Court Proceeding and except as provided in this Section 10.4, Corporation will carry on its businesses and activities diligently and in substantially the same manner as it previously has been carried out and will not institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by Corporation as of the Effective Date. Simultaneously at the Closing, Corporation's assets and rights related to the development and commercialization of lyophilized human plasma (the "LyP Assets") will be assigned or transferred to an entity independent of Corporation and the Reorganized Debtor ("NewCo"). In addition, Buyer agrees to cause Corporation to execute and deliver such other documents and to do and perform such other acts as NewCo may reasonably request to enable NewCo to carry out the development and commercialization of the LyP Assets.

10.5. Preservation of Business Relationships. Corporation will use reasonable efforts to preserve its business organizations intact; to keep available to Corporation its present officers and employees; and to preserve its present relationships with suppliers, customers, and others having business relationships with Corporation.

10.6. Performance by Corporation. Corporation must have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it by the Closing Date.

10.7. Employment Agreements. Employment agreements in the form set forth in Schedule 10.7, dated the Closing Date, will have been executed and delivered by Barry Starkman and Simon McCarthy to Corporation. Buyer covenants to use its reasonable good faith efforts to enter into such employment agreements.

10.8. Consents. The agreements and consents set forth in Schedule 10.8 of the parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, will have been obtained by Corporation and delivered to Buyer, including, but not by way of limitation consents to the assignment of patent licenses with Providence Health & Services – Oregon d/b/a Providence St. Vincent Medical Center and Biomedical Research Services, Inc. The Closing of the Purchase will not be conditioned, however, on obtaining third party consents to assignment of Corporation's customer and distributor contracts.

10.9. Lease of Office and Manufacturing Facility. Buyer shall have obtained a lease for Corporation's office and manufacturing facility located at 10575 SW Cascades Aver, Suite 130, Portland, Oregon 97223-4363 on commercially reasonable terms with a lease term of a minimum of eighteen months from the Closing Date. Buyer and Corporation each covenants to use their reasonable good faith efforts to obtain said lease.

10.10. Supplier Agreement. Buyer shall have entered into an agreement with Primex ehf ("Primex") and Synthesia, s.a. ("Synthesia") for the continuing supply of Chitosan upon terms similar to the current terms for the supply of Chitosan between Corporation and Primex and Synthesia. Buyer and Corporation each covenants to use their reasonable good faith efforts to obtain said agreement.

10.11. Shares and Acquired Assets to be Free and Clear. The Shares shall be free and clear of any and all interests, charges, liens, claims, mortgages, subleases, deeds of trust, pledges, security interests, options, rights of use, first offers or first refusals, easements, servitudes, restrictive covenants, encroachments, encumbrances, or other similar restriction of any kind (to the fullest extent permitted under the U.S. Bankruptcy Code). Furthermore, except for the Assumed Liabilities and any rights of the U.S. government may have to use Corporation's technology under funding agreements, Corporation and the Acquired Assets shall be free and clear of any and all interests, charges, liens, claims, mortgages, subleases, deeds of trust, pledges, security interests, options, rights of use, first offers or first refusals, easements, servitudes, restrictive covenants, encroachments, encumbrances, or other similar restriction of any kind (to the fullest extent permitted under the U.S. Bankruptcy Code).

10.12. Bid Procedures Order. Corporation shall have complied with the sale process deadlines set forth in the Bid Procedures Order entered on March 28, 2013 in the Bankruptcy Court Proceeding.

10.13. Bankruptcy Court Approval. This Agreement and the transactions contemplated hereby are contingent upon the entry of an order by the bankruptcy court presiding over the Bankruptcy Court Proceeding (the "Bankruptcy Court") approving the transaction with Buyer as the successful bidder (an "Order"). Corporation shall have no liability under this Agreement unless and until the Order is entered by the Bankruptcy Court. Corporation will at its own expense file the appropriate documents to obtain Bankruptcy Court approval. Buyer agrees that it will promptly take such actions as reasonably requested by Corporation to assist in obtaining the Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the

purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement.

10.14. Corporate Approval. The execution and delivery of this Agreement by Corporation, and the performance of its covenants and obligations under it, will have been duly authorized by all necessary corporate action, and Buyer will have received copies of all resolutions pertaining to that authorization, certified respectively by the secretary of Corporation.

11. Conditions Precedent To Corporation's Obligations. Each and every obligation of Corporation under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

11.1. Accuracy of Representations and Warranties. All warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement must be true as of the date of this agreement and as of the Closing Date as though such representations and warranties were made on and as of those dates.

11.2. Performance. Buyer must have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy before or at the Closing.

11.3. No Proceeding or Litigation. Except for the Bankruptcy Court Proceeding and as set forth in Schedule 11.3, no action, suit, or proceeding before any court or any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of the Closing, against Corporation or Buyer or any of their affiliates, associates, officers, or directors, seeking to restrain, prevent, or change the Purchase, questioning the validity or legality of the Purchase, or seeking damages in connection with the Purchase.

11.4. Corporate Action. Buyer will have furnished to Corporation a copy, certified by Buyer's Secretary or Assistant Secretary, of Buyer's resolutions authorizing the execution, delivery, and performance of this Agreement.

11.5. Executory Contracts. Buyer must take all steps necessary to assume or reject the Executory Contracts, including without limitation paying the Cure Costs for the assumed Executory Contracts.

12. Closing.

12.1. Time, Place, and Manner of Closing. The issuance and transfer of the Shares by Corporation to Buyer (the "Closing") will take place at the offices of Miller Nash LLP at 10 a.m. local time, on May 6, 2013, or at such other time and place as Buyer and Corporation may agree to in writing. That date - or, if the closing is advanced or postponed under this paragraph, the date to which it is advanced or postponed - is called the "Closing Date." If, on the Closing Date, (1) any necessary order of the Bankruptcy

Court to issue the Shares and complete the Purchase has not been obtained, or (2) Corporation have been unable to obtain all other waivers and consents of private parties and governmental agencies required by this Agreement, either Buyer or Corporation, on written notice, may postpone the Closing to the earliest practicable date, but in no event later than May 13, 2013.

12.2. Corporation's Obligations at Closing. At the Closing, Corporation must deliver to Buyer the following instruments, in form and substance reasonably satisfactory to Buyer and its counsel, against delivery of the items specified in Section 12.3:

12.2.1. A certificate or certificates representing the Shares, registered in the name of Buyer.

12.2.2. The stock books, stock ledgers, minute books, and corporate seals of Corporation.

12.2.3. Except as otherwise specified by Buyer, the written resignations of all the officers and directors of Corporation.

12.2.4. Employment agreements between Barry Starkman and Corporation and Simon McCarthy and Corporation, dated as of the Closing Date, in the form set forth in Schedule 10.7.

12.2.5. A certificate executed by Corporation, dated the Closing Date, certifying that all their representations and warranties in this Agreement are true on the Closing Date, as though each of those representations and warranties had been made on that date, except to the extent that any of them may have become untrue after the date of this Agreement because of events outside Corporation's control that they are unable to make true on the Closing Date despite its best efforts to do so.

12.3. Buyer's Obligations at Closing. At the Closing, Buyer must deliver to Corporation or the Bankruptcy Court, as the case may be, the following instruments and documents against delivery of the items specified in Section 12.2:

12.3.1. A bank cashier's check or wire transfer in the amount of the Purchase Price less the Deposit in immediately available funds.

12.3.2. A bank cashier's check or wire transfer in the amount of the Cure Costs, in immediately available funds, for Executory Contracts assumed by Buyer pursuant to Section 11.5.

12.3.3. Written instructions to Escrow Holder to release and transfer the Deposit to Plan Agent.

12.3.4. Certified resolutions of Buyer's board of directors, in form satisfactory to counsel for Corporation, authorizing the execution and performance of this Agreement and all actions to be taken by Buyer under this Agreement.

12.3.5. A certificate executed by the president or vice president and the secretary or treasurer of Buyer certifying that all Buyer's representations and warranties under this Agreement are true as of the Closing Date, as though each of those representations and warranties had been made on that date.

12.4. Consummation of Closing. All acts, deliveries, and confirmations to be completed at the Closing, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act, delivery, or confirmation of the Closing, and none of such acts, deliveries, or confirmations will be effective unless and until the last of the same will have occurred.

13. Termination.

13.1. This Agreement may be terminated:

13.1.1. By Buyer, if Corporation has breached any of its obligations under this Agreement in any material respect;

13.1.2. By Corporation, if Buyer has breached any of its obligations under this Agreement in any material respect;

13.1.3. By Buyer, if due diligence conducted by Buyer between the Effective Date and the Closing reveals materially adverse facts or conditions previously unknown to Buyer that would substantially impair Buyer's ability to operate Corporation as reasonably expected by Buyer.

13.1.4. By Buyer, if Corporation enters into an "Alternative Transaction." An Alternative Transaction is defined as the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share or stock sale, merger, amalgamation or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, or resulting from an auction, of a material portion of Corporation's assets, in a transaction or series of transactions with one or more individuals or entities other than Buyer.

13.1.5. By Buyer, if Corporation ceases to operate the its business as a going concern;

13.1.6. By Buyer, if the Bankruptcy Court Proceeding is dismissed or converted to a case under Chapter 7 of the U.S. Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement, or a trustee is appointed for Corporation and such trustee rejects the transactions contemplated by this Agreement; or

13.1.7. By the mutual consent of Buyer and Corporation.

13.2. Effect of Termination. If either Buyer or Corporation decides to terminate this Agreement pursuant to Section 13.1, such party will give written notice to the other party to this Agreement of such decision. In the event of a termination of this

Agreement, the parties to this Agreement will be released from all liabilities and obligations arising under this Agreement with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement and Buyer's right to receive the Break Up Fee (as defined in the Bid and Sale Procedures approved by the Bankruptcy Court) if an Alternative Transaction is consummated.

14. Miscellaneous Provisions.

14.1. Binding Effect. This Agreement is binding on and inures to the benefit of the parties and their respective heirs, personal representatives, successors, and permitted assigns.

14.2. Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned by any party without the prior written consent of the other parties, except the Buyer may assign this Agreement or its rights, interests, or obligations under this Agreement to an affiliate of Buyer.

14.3. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or may be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

14.4. Amendments. This Agreement may be amended only by an instrument in writing executed by all the parties, which writing must refer to this Agreement.

14.5. Construction. The captions used in this Agreement are provided for convenience only and will not affect the meaning or interpretation of any provision of this Agreement. All references in this Agreement to "Section" or "Sections" without additional identification refer to the Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Whenever the words "include" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The terms "reasonable" and "usual" when used to describe Corporation will be interpreted in a manner consistent with Corporation's current status as a debtor-in-possession that has limited resources and is subject to normal restrictions associated with the Bankruptcy Proceeding.

14.6. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been given if delivered personally, sent by facsimile (with confirmation), mailed by certified mail, or delivered by an overnight delivery service (with confirmation) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number as a party may designate by like notice to the other parties):

To Corporation:
HemCon Medical Technologies Inc.
10575 S.W. Cascade Avenue, Suite 140
Portland, OR 97223
Attn: Barry Starkman
(971) 245-1530
Barry.starkman@hemcon.com

To Buyer:
Tristar Wellness Solutions, Inc.
10 Saugatuck Avenue
Westport, CT 06880
Attn: John Linderman
(203) 226-9267
jlinderman@tstarwellness.com

With a Copy To:
Charles J. Ingber
Law Office of Charles J. Ingber
4653 Carmel Mountain Road, Suite 308-217
San Diego, CA 92130-665
(858) 880-7533
chuck.ingber@gmail.com

14.7. Facsimile/Electronic Signatures. Facsimile or email transmission of any signed original document, retransmission of any signed facsimile or email transmission and/or any electronic signature transmitted via email or other electronic transmission will be the same as delivery of an original. At the request of any party, the parties will confirm facsimile or electronic transmitted signatures by signing an original document.

14.8. Further Assurances. Each party agrees to execute and deliver such other documents and to do and perform such other acts and things as any other party may reasonably request to carry out the intent and accomplish the purposes of this Agreement.

14.9. Time of Essence. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement.

14.10. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its own expenses in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement.

14.11. Brokers. Each party represents and warrants that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and, as far as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

14.12. Drafting Ambiguities. The Parties agree that each Party and its counsel have reviewed this Agreement and that each fully understands and voluntarily accepts all the provisions contained in this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the Parties. The Parties further agree that this Agreement was the product of negotiations between the Parties and that any rule of construction that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or in any addenda, amendments or exhibits to this Agreement.

14.13. Waiver. Any provision or condition of this Agreement may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition. Waiver of any breach of any provision will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

14.14. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Oregon, without regard to conflict-of-laws principles.

14.15. Attorney Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

14.16. Severability. If any provision of this Agreement is deemed to be invalid or unenforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and of the remaining provisions of this Agreement will not be impaired in any way.

14.17. Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

CORPORATION:

HEMCON MEDICAL TECHNOLOGIES, INC.

By: [signature]

Name: Barry Starkman

Title: President & CEO

BUYER:

TRISTAR WELLNESS SOLUTIONS INCORPORATED

By: ______________________

Name: ______________________

Title: ______________________

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

CORPORATION:

HEMCON MEDICAL TECHNOLOGIES, INC.

By: ________________________

Name: ________________________

Title: ________________________

BUYER:

TRISTAR WELLNESS SOLUTIONS INCORPORATED

By: [signature]

Name: John Linderman

Title: President CEO

SIGNATURE PAGE - AGREEMENT FOR PURCHASE AND SALE OF STOCK

Exhibits and Schedules to Agreement for Purchase and Sale of Stock

Tristar Wellness Solutions, Inc.

and

HemCon Medical Technologies, Inc.

April 18, 2013

DEPOSIT ESCROW AGREEMENT

Pursuant to this Escrow Agreement (the "Agreement"), dated April 17, 2013, the Depositor identified below (the "Depositor") hereby establishes Account No 203725000 (the "Account") with U.S. Bank National Association (the "Agent"), to be maintained and administered for the purposes described in Schedule II attached hereto in accordance with the following terms and conditions:

The funds and/or documents described on Schedule I attached hereto (the "Assets") shall be deposited in Account upon delivery thereof to Agent, in the manner specified in Schedule II attached hereto. Agent is hereby authorized and directed by Depositor, as their Agent, to hold, deal with and dispose of Assets as provided in the instructions set forth in Schedule II attached hereto and incorporated herein; subject, however, to the terms and conditions set forth below, which in all events, shall govern and control over any contrary or inconsistent provisions contained in Schedules or Exhibits attached hereto.

1. **Agent's Duties**. Agent's duties and responsibilities shall be limited to those expressly set forth in this Agreement, and Agent shall not be subject to, or obligated to recognize, any other agreement between any or all of the parties or any other persons even though reference thereto may be made herein; provided, however, this Agreement may be amended at any time or times by an instrument in writing signed by all the parties hereto and consented to in writing by any depositor who has deposited funds into Account if such depositor is not a party to this Agreement and is listed on Exhibit A, which consent will not be unreasonably withheld, delayed, or conditioned. Agent shall not be subject to or obligated to recognize any notice, direction or instruction of any or all of the parties hereto or of any other person, except as expressly provided for herein.

2. **Agent's Actions and Reliance**. Agent shall not be personally liable for any act taken or omitted by it thereunder if taken or omitted by it in good faith and in the exercise of its own best judgment. Agent shall also be fully protected in relying upon any written notice, instruction, direction, certificate or document which in good faith it believes to be genuine, including written instruction from Depositor in the form of the attached Exhibit(s), if any.

3. **Agent Responsibility**. Agent shall not be responsible or liable for the sufficiency or accuracy of the form, execution, validity or genuineness of documents, instruments or securities now or hereafter deposited in Account, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein. Registered ownership of or other legal title to Assets deposited in Account shall be maintained in the name of Agent, or its nominee, only if expressly provided in Schedule II. Agent may maintain qualifying Assets in a Federal Reserve Bank or in any registered clearing agency (including, without limitation, the Depository Trust Company) as Agent may select, and may register such deposited Assets in the name of Agent or its agent or nominee on the records of such Federal Reserve Bank or such registered clearing agency or a nominee of either. Agent shall not be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement or this Agreement.

4. **Collections**. Unless otherwise specifically indicated in Schedule II, Agent shall proceed as soon as practicable to receive any checks, interest due, matured principal or other collection items

with respect to Assets at any time deposited in Account. All such collections shall be subject to the usual receipt procedures regarding items received by Agent for deposit or collection. Agent shall not be responsible for any collections with respect to Account Assets if Agent is not registered as record owner thereof or otherwise is not entitled to request or receive payment thereof as a matter of legal or contractual right. All payment receipts shall be deposited to Account, except as otherwise provided in Schedule II. Agent shall not be required to have a duty to notify anyone of any payment or maturity under the terms of any instrument, security or obligation deposited in Account, nor to take any legal action to enforce payment of any check, instrument or other security deposited in Account. Account is a safekeeping escrow account, and no interest shall be paid by Agent on any money deposited or held therein.

5. **Investments**. The Assets will remain uninvested. No income earnings will be credited to Depositor or any other party.

6. **Notices and/or Directions to Agent**. Notices and directions to Agent from Depositor as expressly set forth herein including attached exhibits, if any, shall be in writing and signed by an authorized representative as identified on the signature to this Agreement, and shall not be deemed to be given until actually received by Agent's employee or officer who administers Account. Agent shall not be responsible or liable for the authenticity or accuracy of notices or directions properly given hereunder if the written form and execution thereof on its face purports to satisfy the requirements applicable thereto as set forth herein, as determined by Agent in good faith without additional confirmation or investigation.

7. **Books and Records**. Agent shall maintain books and records regarding its administration of Account, and the deposit, receipt and disbursement or transfer of Assets, and shall retain copies of all written notices and directions sent or received by it in the performance of its duties hereunder, and shall afford Depositor reasonable access, during regular business hours, to review and make photocopies (at requester's cost) of the same.

8. **Disputes Among Depositor or Third Parties**. In the event Agent is notified of any dispute, disagreement or legal action between Depositor, or any third parties, relating to or arising in connection with Account, Assets or the performance of Agent's duties under this Agreement, Agent shall be authorized and entitled, subject to Section 10 hereof, to suspend further performance hereunder and to retain and hold Assets then in Account. Agent may take no further action with respect thereto until the matter has been fully resolved, as evidenced by written notification signed by Depositor and any other parties to such dispute, disagreement or legal action.

9. **Litigation Among Depositors, Agent and/or Third Parties**. With regard to any litigation among the parties hereto, or if Agent reasonably believes, in its sole discretion that it may become involved in litigation, Agent is authorized to deposit Assets in Account with the Clerk of Circuit Court ("Court") of the County of Multnomah, State of Oregon, and interplead the Depositor and third parties to this Agreement.

9.1 Upon so depositing such Assets and filing its complaint in interpleader, Agent shall be completely discharged and released from all further liability or responsibility under the terms hereof. If Agent deposits said Assets as provided in this paragraph, the parties hereto, for themselves, their heirs, successors and assigns, do hereby submit themselves to the jurisdiction of said Court and do hereby appoint the Clerk of said Court as their agent of service of all proceeds in connection with the proceeding mentioned in this paragraph.

10. **Court Orders or Process**. Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to Account, Assets or this Agreement, without determination by Agent of such court's jurisdiction in the matter. If any Assets are at any time attached, garnished, or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then in any such event Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it, and if Agent complies with any such order, writ, judgment or decree, it shall not be liable to Depositor, or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

11. **Legal Counsel**. If Agent believes it to be reasonably necessary to consult with counsel concerning any of its duties in connection with Account or this Agreement, or in case Agent becomes involved in litigation on account of being Agent hereunder or on account of having received property subject hereto, then in either case, its reasonable costs, expenses, and attorney's fees shall be paid by Depositor.

12. **Depositor's Indemnity Obligations to Agent**. Depositor shall indemnify and defend Agent against, and hold Agent harmless of and from, any and all losses, liability, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and court costs, whether incurred at the trial, appellate or administrative levels) that Agent may suffer or incur, or to which Agent may be subjected by reason of, arising directly out of, or directly in connection with (a) the custody or preservation of, or the sale of, collection from, or other realization upon, Assets, or (b) the exercise or enforcement of any of the rights of Depositor hereunder in accordance with applicable law. Upon demand by Agent, Depositor shall defend any action or proceeding brought against Agent in connection with any of the foregoing, or Agent may elect to conduct its own defense at the expense of Depositor. In any event, Depositor shall reimburse Agent in full for all costs reasonably incurred investigating, preparing or defending against any action or proceeding commenced or threatened, in connection with any of the foregoing matters, or incurred in settlement of any such action or proceeding (whether commenced or threatened). Notwithstanding any other provision in this Section, Depositor's indemnity obligations hereunder shall be limited to the extent such obligations arise from the gross negligence or willful misconduct of Agent or failure to perform its contractual obligations set forth in this Agreement. In no event shall the provision of this Section relieve or diminish Depositor's indemnity obligations to Agent.

13. **Agent Fees**. Agent shall be paid a fee for its services as set forth on Schedule III attached hereto and incorporated herein, which shall be subject to increase upon notice sent to Depositor, and reimbursed for its reasonable costs and expenses incurred on behalf of Depositor. However, in the event that the conditions for this Agreement are not fulfilled, or Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Agent is made a party to or justifiably intervenes in any litigation pertaining to this Agreement, or the subject matter hereof, Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including interpleader filing fees, and reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from Depositor.

13.1 If Agent's fees or reasonable costs or expenses, provided for herein, are not promptly paid, Agent shall have the right to sell such portion of Assets held in Account as necessary and reimburse itself therefor from the proceeds of such sale or from the cash held in Account.

14. **Agent Resignation**. It is understood that Agent reserves the right to resign at any time by giving written notice of its resignation, specifying the effective date thereof, to Depositor. Within 30 days after receiving the notice of resignation, Depositor agrees to appoint a successor escrow agent to which Agent may transfer Assets then held in Account. If a successor escrow agent has not been appointed and has not accepted such appointment by the end of the 30-day period, Agent is authorized, in its sole discretion, to completely discharge and release itself from all further liability or responsibility in the manner provided in Section 9.1, or Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the costs, expenses and reasonable attorney's fees which Agent incurs in connection with such a proceeding shall be paid by Depositor.

15. **Notice by Agent**. Any notices which Agent is required or desires to give hereunder to Depositor shall be in writing and may be given by mailing the same to the address indicated below opposite the signature of such Depositor (or to such other address as said Depositor may have thereafter substituted therefor by written notification to Agent), by United States First Class mail. For all purposes hereof any notice so mailed shall be as effectual as though served upon the person of Depositor to whom it was mailed at the time it is deposited in the United States mail by Agent whether or not such undersigned thereafter actually receives such notice. Whenever under the terms hereof the time for Agent's giving a notice or performing an act falls upon a Saturday, Sunday, or holiday, such time shall be extended to the next business day.

16. **Escrow Termination**. If, as provided in Schedule II, this Agreement shall not have previously terminated, then it shall terminate upon receipt of written notification from Depositor to Agent at which time Assets then held in Account, less Agent's unpaid fees, costs and expenses shall be distributed in accordance with Schedule II.

17. **Governing Law**. This Agreement shall be construed, enforced, and administered in accordance with the laws of the State of Oregon.

18. **Brokerage Confirmations**. The parties acknowledge that to the extent regulations of the Comptroller of Currency or other applicable regulatory entity grant a right to receive brokerage confirmations of security transactions of the escrow, the parties waive receipt of such confirmations, to the extent permitted by law. The Agent shall furnish a statement of security transactions on its regular monthly reports.

19. **Counterparts**. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned have affixed their signatures and hereby adopt as part of this instrument Schedules I and II which are incorporated by reference.

DEPOSITOR: HemCon Medical Technologies, Inc.

By: ________________________________
Its: President and Chief Executive Officers

10575 SW Cascade Ave, Suite 130
Portland, Oregon 97223
Telephone: 503-245-0459
Fax: 971-245-1531
Tax I.D. 93-1321343

U.S. BANK NATIONAL ASSOCIATION,
as Agent

By:____
Its: Vice President

Notices to Agent shall be sent to:

U.S. Bank Corporate Trust Services
60 Livingston Avenue
St. Paul, MN 55107-2292
Attn: Olaleye Fadahunsi
(651) 495-3726
(651) 495-8087 (fax)

With Fax Copy to:
Cora Gruenberg
(503) 275-5713
(503) 275-5738 (fax)

SCHEDULE I

DEPOSITS:

Depositor is currently a debtor-in-possession in that certain chapter 11 bankruptcy case captioned No. 12-32652-elp11 (the "Bankruptcy Court Proceeding"). Pursuant to an order issued on March 28, 2013, by the bankruptcy court presiding over the Bankruptcy Court Proceeding (the "Bankruptcy Court"), Depositor is conducting a sale of its assets or stock (the "Sale") by auction (the "Auction"). In connection with the Auction, there will be one or more bidders (each a "Bidder"). Bidders must submit a "Bid" on or before 5:00 p.m. Pacific Time on April 22, 2013.

If a Bidder submits a Bid, such Bidder must submit a deposit equal to 10% of the Bid price (each a "Bid Deposit"). A Bid Deposit must be in the form of a wire transfer to Account or a certified check. A wire transfer to Account must be sent per the wire instructions below. If funds will be sent via certified check, the check must be mailed to the address listed below. If funds are sent via certified check, the credit to Account will occur once the check is cleared.

All Bid Deposits will be held in escrow by Agent pending the close of the Sale and Auction.

Funds Wire Transfer Instructions:
BBK: U.S. Bank N.A. (ABA #091000022)
BNF: U.S. Bank Trust N.A. / AC #180121167365
Ref: 203725000 HemCon Medical Technologies, Inc. ESC
Attn: Olaleye Fadahunsi
651-466-6101

Funds sent via Cashiers Check:
U.S. Bank National Association
Corporate Trust - TFM
CM 9705
P.O. Box 70870
St. Paul, Minnesota 55170-9705
Attention: Olaleye Fadahunsi
651-466-6101

SCHEDULE II

INSTRUCTIONS OF DEPOSITOR

A hearing to consider court approval of the Sale to the winning Bidder (the "Sale Hearing") and seek entry of a sale order (the "Sale Order") is presently scheduled to take place at 9:00 a.m. Pacific Time on April 29, 2013. Such hearing may take place at another time as is announced by Depositor.

After the Sale Hearing or at such other time as directed by Depositor, upon receipt of written instructions from Depositor, Agent will return each Bid Deposit in accordance with Depositor's written instructions.

Not all Bid Deposits will be released at the same time.

If no other wire instructions are provided in Depositor's written instructions to Agent, upon receipt of written instructions from Depositor to release a Bid Deposit to a Bidder, Agent will return a Bidder's Bid Deposit as follows:

1. Tristar Wellness Solutions, Inc. Transfer $100,000 of Assets in accordance with the following wire instructions:

   BBK: JP Morgan Chase Bank, N.A. (111000614)
   BNF: 474623589
   Ref: Tristar Wellness Solutions, Inc.
   188 Post Rd W
   Westport. CT 06880
   (203) 227-1371

For purposes of paragraph 6 of this Agreement and all other purposes related to this Agreement, Depositor's authorized representative is Barry Starkman, its Chief Executive Officer. Depositor may change its authorized representative for purposes of this Agreement to another person who is also an officer of Depositor by a writing that is signed by Mr. Starkman or that is other written evidence that the other person is an officer of Depositor.

Upon release of all Bid Deposits from Account, this Agreement will automatically terminate.

SCHEDULE III

Schedule of Fees for Services as Escrow Agent

For

Billed Annually

01010	**Acceptance Fee** The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing. U.S. Bank Corporate Trust Services reserves the right to refer any or all escrow documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer. If appropriate and upon request by the customer, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.	Waived
04460	**Escrow Agent (One Time Fee)** One Time administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration fees are payable in advance.	$2,500.00

Direct Out of Pocket Expenses

Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees. — At Cost

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Dated: April 9, 2013

Exhibit A

1. Tristar Wellness Solutions, Inc.
   Authorized Representative: Michael Wax
   10 Saugatuck Avenue
   Westport, CT 06880
   Telephone: (541) 390-1095
   Fax: (203) 226-9029
   E-mail: mwax@tstarwellenss.com

Schedule 7.2

Excluded Assets

Cash and cash equivalents of Corporation and its direct and indirect subsidiaries as of April 30, 2013. It will be the responsibility of Buyer to include this value in the sale proceeds.

Corporation's right to receive the Deferred Payment less any reimbursement pursuant to Section 7.3.7.

LyP Assets, including without limitation all assets set forth on the attached, unless otherwise objected to by Buyer prior to the Closing.

Patent List

Title: Apparatus and Methods for Making, Storing, and Administering Freeze-Dried Materials Such as Freeze-Dried Plasma
Assignee: HemCon Medical Technologies, Inc.

Country	Case Type	Status	Application Number	Filing Date	Specification Area
1. US	PRI	Granted	11/725,352	19-Mar-07	1. Preliminary plasma lyophilization development using single donor plasma and transfer of individual cakes from their molds to a storage/ reconstitution package system.
2. Austral	PCT	Pending	2008229322	19-Mar-08	2. Describes plasma lyophilization and reconstitution within a lyophilization container for plasma (LCP).
3. Canada	PCT	Published	2680658	19-Mar-08	ibid 2.
4. China	PCT	Published	200880016560.9	19-Mar-08	ibid 2.
5. EP	PCT	Published	08727027.8	19-Mar-08	ibid 2.
6. Japan	PCT	Pending	2009-554578	18-Sep-09	ibid 2.
7. Korea	PCT	Pending	10-2009-7020568	30-Sep-09	ibid 2.
8. US	CON	Published	12/077,397	19-Mar-08	ibid 2.
9. EP	PCT	Published	09806956.0	11-Aug-09	3. Anticipation of variations in the LCP and in the method of processing the lyophilized plasma.
10. Japan	PCT	Published	2011-522983	11-Aug-09	ibid 3.
11. US	CIP	Granted	12/228,745	15-Aug-08	ibid 3.
12. Austral	PCT	Pending	2009292682	15-Sep-09	4 .A method for making universal lyophilized single donor plasma using anti-B antibody reduction from type A plasma.
13. Canada	PCT	Published	2,736,041	15-Sep-09	ibid 4.
14. EP	PCT	Published	09814875.2	15-Sep-09	ibid 4.
15. Japan	PCT	Pending	2011-526867	14-Mar-11	ibid 4.
16. US	CIP	Published	12/283,885	16-Sep-08	ibid 4.
17. EP	PCT	Published	10741504.4	8-Feb-10	5. Use of ascorbic acid to achieve pH neutral lyophilized plasma on reconstitution as well as the effect of ascorbic acid in providing for reduction in inflammation.

Title: Low Aspect Ratio Staged Closure Devices, Storing, Reconstitution and Administering Lyophilized Plasma
Assignee: HemCon Medical Technologies, Inc.

18. US	PRI	New	13/801,523	13-Mar-13	6. Updated patent application pre-March 16 2013 to include latest features of lyophilized container for plasma and process improvements

IND #14293 Amendment List			
Amendment Serial #	**Brief Description**	**Date Submitted**	**Comments**
--	Original Submission for Phase 1 Clinical Study	12-Feb-10	Originally submitted as IND #14086; re-numbered by FDA to IND #14293.
0001	Response to FDA Request for Additional Information dated 26 April 2010	19-Nov-10	
0002	Annual Report 2011	25-Jul-11	
0003	End of Phase 1 Medical Trial Report	28-Dec-11	
0004	Protocol Amendment: Phase 2 Protocols	16-Mar-12	
0005	Annual Report 2012	26-Apr-12	
0006	Information Amendment: Update CMC for Phase 2	1-Jun-12	
0007	Informaton Amendment: Response to 14293.10 and 14293.11	13-Jul-12	
0008	Annual Report 2013		
FDA Meetings (Meeting Information Package, FDA response, FDA correspondence)			
	Type C Meeting Manufacturing Process/Container Closure	18-Nov-08	CRMTS 6841
	Type B Meeting Pre-IND Clinical Investigation Plan	6-Aug-09	CRMTS 7143
	Type C Meeting Phase 2 Clinical Trials	20-Jan-11	CRMTS 7756, received response so no face-to-face
	Type C Meeting Container/Facility Design	18-May-11	CRMTS 7932

Document #	Title
LyP-OP-001	Personnel Practices for PPCE and Associated Areas
LyP-OP-002	Material Flow for PPCE and Associated Areas
LyP-OP-003	Cleaning Procedure for PPCE and Associated Areas
LyP-OP-004	PPCE Environmental Control and Monitoring
LyP-OP-005	Daily Monitoring of PPCE and Associated Areas
LyP-OP-006	HVAC Interruption Procedure
LyP-OP-007	Daily Monitoring of Crown Tonka Walk In Cooler
LyP-OP-008	BBCS Operation for Lyophilized Plasma Production
LyP-OP-009	BBCS Reports
LyP-EQ-001	Plasma Storage Freezer Operation, Maintenance and Calibration
LyP-EQ-002	ThermoLine Plasma Thawing System MT-210 Operation, Maintenance and Calibration
LyP-EQ-003	Terumo TSCD Operation and Maintenance
LyP-EQ-004	Biosealer Operation and Maintenance
LyP-EQ-005	Accu-Seal Pouch Sealer Operation, Maintenance and Calibration
LyP-EQ-006	Helmer Laboratory Refrigerator Operation, Maintenance and Calibration
LyP-EQ-007	Labstar MB10 Glove Box Operation, Maintenance and Calibration
LyP-EQ-008	MetOne 2408 Particle Counter Operation, Maintenance and Calibration
LyP-EQ-009	Lunaire Environmental Chamber Operation, Maintenance and Calibration
LyP-EQ-010	Karl Fischer Coulometric Titrator Operation and Maintenance
LyP-EQ-011	Advanced Osmometer 2020 Operation, Maintenance and Calibration
LyP-EQ-012	GEM Premier 4000 Analyzer Operation and Calibration
LyP-EQ-013	STA Compact Operation, Maintenance and Calibration
LyP-EQ-014	Dimension Xpand Plus Operation, Maintenance and Calibration
LyP-EQ-015	Walk-In Cooler Operation and Maintenance
LyP-EQ-016	Millipore AFS®-3D Filtration System Maintenance
LyP-EQ-017	LCP Aerosolized Particle Tester Maintenance
LyP-EQ-018	Genesis Rapid Seal II Tube Sealer Operation and Maintenance
LyP-EQ-019	Emergency Generator / Power Distribution System Maintenance and Testing
LyP-EQ-020	TEG Operation and Maintenance
LyP-EQ-021	VersaMax Microplate Reader Operation, Maintenance and Calibration
LyP-QS-001	cGMP for Phase 2 Lyophilized Plasma (LyP) Manufacture
LyP-QS-002	Management of BBCS Control Table Changes

LyP-MA-001	Receiving and Storage of FFP
LyP-MA-002	Shipping of Lyophilized Plasma (SA3069) and Frozen Samples
LyP-MA-003	Lyophilized Plasma (LyP) and Reconstitution Fluid Unit (RFU) Inventory Control
LyP-IT-001	Batch Release of Lyophilized Plasma and Reconstitution Fluid Unit
LyP-IT-002	General Materials Acceptance Activities
LyP-IT-003	PPCE Viable Air and Surface Monitoring
LyP-IT-004	PPCE Non-Viable Particulates Monitoring
LyP-IT-005	LyP Moisture Sampling and Testing
LyP-IT-006	Total Protein Testing
LyP-IT-007	Coagulation Testing on STA Compact
LyP-IT-008	Reconstitution, pH and osmolality testing on SA3069 LyP
LyP-IT-009	Sterility and Endotoxin Testing for SA3069 Lyophilized Plasma
LyP-IT-010	Enzygnost® F 1+2 (monoclonal) Assay
LyP-IT-011	LCP Aerosolized Particle Test
LyP-IT-012	LCP Acceptance Testing
LyP-IT-013	Reconstitution Fluid Unit (SA5054) Efficacy Testing
LyP-IS-001	BBCS Administration Procedure
LyP-IS-002	BBCS Daily Tape Backup Procedure
LyP-IS-003	iSeries Server Daily Monitoring Procedure
LyP-RMR-001	Risk Management Report: LyP Phase II Manufacturing
LyP-RMR-002	FMEA for Phase 2 Lyophilization Container, Plasma (LCP)
LyP-RMR-003	BBCS Risk Assessment
MBR-SA3069	Lyophilized Plasma Production
LyP-CL-001	LyP Reconstitution Procedure
LyP-CL-002	Data Monitoring Committee Charter
LyP-CL-003	Clinical Trial Training Plan
LyP-CL-004	Clinical Trial Blinding Plan
LyP-CL-005	Serious Adverse Event Management Plan
LyP-CL-006	Phase 2 Investigational Product Accountability Plan

LyP-CL-007	Unanticipated Problems Involving Risks to Subject or Others Management Plan
LyP-CL-008A	Monitoring Plan for Clinical Trial Protocol, #2011-I-LyP-1
LyP-CL-008B	Monitoring Plan for Clinical Trial Protocol, #2011-I-LyP-2
LyP-CL-009A	Clinical Trials Monitoring Procedure - Blinded
LyP-CL-009B	Clinical Trials Monitoring Procedure - Unblinded

VP#	Title
452-01	Validation Plan for Implementation of BBCS System to be Used in Phase II Manufacturing of LyP
452-02	Configuration Validation of BBCS for Phase II Manufacturing of Lyophilized Plasma
452-03	Integration Validation of Blood Bank Computer Systems (BBCS) Primary Application Release 5.4 Custom
452-04	Process Validation of Blood Bank Computer Systems (BBCS) Primary Application Release 5.4 Custom
452-04-b	Process Validation of Blood Bank Computer Systems (BBCS) Primary Application Release 5.4 Custom - Validation Tracking
452-05	Validation Plan Report: Validation Master Plan for Implementation of BBCS System to be used in Phase II Manufacturing of Lyophilized Plasma
453-01	Validation Master Plan for Phase II Lyophilized Plasma Production
453-02	Installation, Operation and Performance Qualification of Plasma Storage Freezer (Asset # 0432)
453-03	Installation and Operational Qualification of ThermoLine Thawing System MT-210, Asset# 0433
453-04	Installation and Operational Qualification of TSCD Terumo Sterile Tube Welder (#0428)
453-05	Installation and Operational Qualification of TSCD Terumo Sterile Tube Welder (#0429)
453-06	Performance Qualification of AccuSeal Sealer #0315
453-07	Performance Qualification of AccuSeal Sealer #0336
453-08	Operational and Performance Qualification on Hull FXSS-SS25 Freeze Dryer (FD-4), Asset #0278
453-09	Performance Qualification for PPCE Room 326 and Associated Areas (Rooms 323, 324 and 325)
453-10	Installation, Operational, and Performance Qualification of Genesis *Rapid Seal II*™ Tube Sealer (Asset # 0442)
453-11	Lyophilized Plasma Process Validation for Phase 2 Clinical Production
453-12	Retrospective Validation of Performance Qualification of Crown Tonka 2-8C Walk-In Cooler Asset #0423
453-13	VMP Report for Phase II Lyophilized Plasma Production
456-01	Validation Master Plan for Phase 2 LCP Version 1.1 Qualification
456-02	Validation Master Plan Report
456-03	LCP Version 1.1 Production Qualification (at Alliance Precision Plastics Corp.)
456-04	Lyophilization Container for Plasma (LCP) Version 1.1 Biocompatibility
456-06	Spartanburg, SC or HemCon Medical Technologies (LCP Sterility Validation)
457-01	Validation Master Plan for Phase II Lyophilized Plasma (LyP) Test Methods

457-02	Installation and Operational Qualification of the Dimension® Xpand® Plus Clinical Chemistry System
457-03	Total Protein Test Method Qualification
457-04	Lyophilized Plasma Moisture Test Method Qualification
457-05	Installation and Operational Qualification for Aerosolized Particle Tester Asset # 0435
457-06	Aerosolized Particle Test Method Qualification
457-07	VMP Report for Phase II Lyophilized Plasma (LyP) Test Methods
311-18	Installation and Operational Qualification of the Crown Tonka Walk-In Cooler
371	Installation, Operation and Performance Qualification of the VWR Stackable Incubator (model 1545, Asset No 0345)
372	Installation, Operation and Performance Qualification of the VWR Stackable Incubator (model 1545, Asset No 0346)
390	IOPQ of the Mettler Toledo S47K pH/Conductivity Meter
437	Retrospective Summary of Lyophilized Plasma Container System Biocompatibility, Extractables and Leachables Testing

Document number	Document Title
SOP-LyP-DOP-001	Plasma Storage Freezer Operation
SOP-LyP-DOP-002	Personnel Practices for PPCE and Associated Areas
SOP-LyP-DOP-003	Material Flow for PPCE and Associated Areas
SOP-LyP-DOP-005	Biosealer Operation
SOP-LyP-DOP-006	Biological Safety Cabinet Operation
SOP-LyP-DOP-007	Helmer Laboratory Refrigerator HLR245 Operation, Maintenance and Calibration
SOP-LyP-DOP-008	Glove Box Operation
SOP-LyP-DOP-009	Lunaire Environmental Chamber Operation
SOP-LyP-DOP-010	Cleaning Procedures for Pilot Production Controlled Environment and Associated Areas
SOP-LyP-DOP-011	PPCE Environmental Control and Monitoring
SOP-LyP-DOP-012	Particle Counter Operation, Maintenance and Calibration
SOP-LyP-DOP-013	Daily Monitoring of PPCE and Associated Areas
SOP-LyP-DOP-014	Accu-Seal Pouch Sealer Operation
SOP-LyP-DOP-015	Karl Fischer Moisture Analyzer Operating Procedure
SOP-LyP-DOP-016	Advanced Osmometer 2020 Operation
SOP-LyP-DOP-017	GEM Premier 4000 Analyzer Operation, Calibration and Maintenance
SOP-LyP-DOP-018	Integrity Tester Operation for the Lyophilization Container for Plasma (LCP)
SOP-LyP-DOP-019	HVAC Interruption Procedure
SOP-LyP-DOP-020	StaCompact Operation
SOP-LyP-DOP-021	ThermoLine Plasma Thawing System MT-210 Operation
SOP-LyP-DOP-022	Mettler Toledo S47K pH and Conductivity Meter Operation
SOP-LyP-DOP-023	Daily Monitoring of the Crown Tonka Walk-In Cooler
SOP-LyP-DOP-024	TEG® Operation and Maintenance
SOP-LyP-DOP-025	BBCS Management Control Document Changes
SOP-LyP-DOP-026	BBCS Operation for Lyophilized Plasma Processing
SOP-LyP-DOP-027	Dimension Xpand Operation
SOP LyP-DOP-028	BBCS Administration Procedure
LyP-DFOP-006	Biological Safety Cabinet Cleaning Log
LyP-DFOP-007	Helmer Laboratory Refrigerator HLR245 Maintenance and Calibration

LyP-DFOP-010	Cleaning of the Pilot Production Controlled Environment and Associated Areas
LyP-DFOP-011	Environmental Excursion
LyP-DFOP-013A	PPCE Pressure Differential Daily Monitoring Log
LyP-DFOP-013B	Daily Monitoring of Deionized Water System and High Purity Polishing Loop
LyP-DFOP-023	Crown Tonka Walk-In Cooler Daily Monitoring Form
LyP-DFOP-025	BBCS Management Control Change Request Form
SOP-LyP-DEQ-001	Plasma Storage Freezer Maintenance and Calibration
SOP-LyP-DEQ-002	Biosealer Maintenance
SOP-LyP-DEQ-003	ThermoLine Plasma Thawing System MT-210 Maintenance and Calibration
SOP-LyP-DEQ-005	Labstar MB10 Glove Box Maintenance and Calibration
SOP-LyP-DEQ-006	Particle Counter Maintenance and Calibration
SOP-LyP-DEQ-007	Accu-Seal Pouch Sealer Maintenance and Calibration
SOP-LyP-DEQ-008	Lunaire Environmental Chamber Maintenance and Calibration
SOP-LyP-DEQ-009	Biological Safety Cabinet Maintenance
SOP-LyP-DEQ-010	Coulometric Karl Fischer Titrator Maintenance and Calibration
SOP-LyP-DEQ-011	STA Compact Maintenance and Calibration
SOP-LyP-DEQ-012	Dimension® Xpand® Plus Maintenance
LyP-DFEQ-001	Plasma Storage Freezer Maintenance and Calibration
LyP-DFEQ-002	Biosealer Maintenance
LyP-DFEQ-003	ThermoLine Plasma Thawing System Maintenance and Calibration
LyP-DFEQ-005	LabStar MB10 Maintenance and Calibration
LyP-DFEQ-006	Particle Counter Maintenance and Calibration Form
LyP-DFEQ-007	Accu-Seal Pouch Sealer Maintenance and Calibration
LyP-DFEQ-008	Lunaire Environmental Chamber Maintenance and Calibration
LyP-DFEQ-009	Biological Safety Cabinet Maintenance
LyP-DFEQ-010	Coulometric Karl Fischer Titrator Maintenance and Calibration
LyP-DFEQ-011	STA Compact Maintenance and Calibration
LyP-DFEQ-012	Dimension® Xpand® Plus Maintenance
SOP-LyP-DCL-001	Plasma Handling Procedures at Blood Center
SOP-LyP-DCL-002	Reconstitution and Transfusion Procedure
LyP-DFCL-001	Plasma Unit Tracking Form

SOP-LyP-DQS-001	Definitions
SOP-LyP-DMA-001	Receiving and Storage of Fresh Frozen Plasma
SOP-LyP-DMA-002	Shipping of Fresh Frozen Plasma, Lyophilized Plasma (SA3069) and Samples for Testing
SOP-LyP-DIT-001	PPCE and BSC Viable, Air Surface and Personnel Monitoring
SOP-LyP-DIT-002	PPCE and BSC Non-Viable Particulates Monitoring
SOP-LyP-DIT-003	Release Testing of Lyophilized Plasma, Fresh Frozen Plasma, and Reconstitution Fluid Unit
SOP-LyP-DIT-004	General Materials Acceptance Activities
SOP-LyP-DIT-005	Reconstitution and Infusing Kit Acceptance Activities
SOP-LyP-DIT-006	LyP Moisture Sampling and Testing
SOP LyP-DIT-007	Titration of RFU
SOP LyP-DIT-008	Coagulation Testing on STA Compact
SOP LyP-DIT-009	Reconstitution, pH and osmolality testing on SA3069 LyP
SOP LyP-DIT-010	Sterility, Endotoxin and Total Protein Testing for SA3069 Lyophilized Plasma
SOP LyP-DIT-011	Enzygnost® F 1+2 (monoclonal) Assay
SOP LyP-DIT-012	BBCS Daily Tape Backup Procedure
LyP-DFIT-001A	Viable Air Monitoring Report Form for PPCE and Associated Areas
LyP-DFIT-001B	Surface Monitoring Report Form for PPCE and Associated Areas
LyP-DFIT-001C	Personnel Monitoring Report Form
LyP-DFIT-001D	Microbial Identification Testing Form
LyP-DFIT-002A	Non-Viable Particle Count Report Form for PPCE and Associated Areas
LyP-DFIT-002B	Non-Viable Particle Count Report Form during dynamic monitoring of ISO 5 BSC
LyP-DFIT-003A	LyP Batch Release
LyP-DFIT-003B	FFP Release
LyP-DFIT-003C	RM5034 RFU Release
LyP-DFIT-004	General Materials Acceptance Activities Form
LyP-DFIT-005	Reconstitution and Infusing Kit Acceptance Activities Form
LyP-DFIT-006	LyP Moisture Sampling and Testing Form
LyP-DFIT-007	
LyP-DFIT-008	Coagulation Testing on STA Compact Form
LyP-DFIT-009	Reconstitution, pH and Osmolality Testing From
LyP-DFIT-010A	Sterility Testing Data Collection Form

LyP-DFIT-010B	Endotoxin Testing Data Collection Form
LyP-DFIT-010C	Total Protein Data Collection Form
LyP-DFIT-011	Prothrombin F1+2 Testing Form
LyP-DFIT-012	BBCS Daily Tape Backup Schedule and Log
MBR-SA3069	MBR for LyP Production
MBR-SA3070	Reconstitution and Infusion Kit Assembly
MS-LyP-003	Material Specification for SA3069 Lyophilized Plasma, RM5026 Fresh Frozen Plasma, and RM5034
MS-LyP-004	General Material Master Specification

VP #	Title
VP-311	Validation Master Plan
VP-311-01	IOQ of BSC
VP-311-02	Plasma Freezer IOQ Asset 314
VP-311-03	Sartorius Biosealer IOPQ
VP-311-04	IOPQ Accu-seal Pouch Sealer Asset# 0315
VP-311-05	IOQ of Mbraun Glovebox
VP-311-06	PQ of PPCE and BSC
VP-311-07	Plasma Freezer IOQ Asset 326
VP-311-08	Plasma Freezer PQ Asset 314
VP-311-09	Plasma Freezer PQ Asset 326
VP-311-11	Environmental Chamber
VP-311-12	Plasma Thawing Machine IOQ
VP-311-13	IOPQ Accu-seal Pouch Sealer Asset# 0336
VP-311-14	Process Simulation Using Media Runs
VP-311-15	IOQ Plasma Freezer, Asset 0314
VP-311-16	IOQ Plasma Freezer, Asset 0326
VP-311-17	LyP Manufacturing Process Validation
VP-311-18	Walk In Refrigerator
VP-311-19	Validation Master Plan Report
VP-285	Metone Particle Counter
VP-386	Metone Particle Counter
VP-354	Stability Profile for SA3069 LyP
VP-362	Stability Profile for RM5034
VP-374	IOQ Double door refrigerator
VP-405	VMP for test method
VP-326	IOPQ of Karl Fischer
VP-336	IOQ of Osmometer
VP-376	IOPQ of Diagnostica Stago
VP-377	IOPQ of Blood Gas Analyzer
VP-380	IOPQ of Plate Reader
VP-391	Software Validation for VersaMax
VP-414	Test method VP for moisture sampling
VP-416	Test method VP for Stago
VP-393	Test method VP for Prothrombin Fragment PF1+2
VP-394	Test method VP for Osmometer
VP-415	Test method validation for LyP endotoxin testing
VP-428	Validation Master Plan Report for Lyophilized Plasma (LyP) Test Methods
VP-430	Sterility Validation for RM5030 Spike Collar to Prevent Over Insertion
VCR-09-005	Modifications to the nitrogen system for LyP project
VCR-09-007	Modification to CDA system for LyP1 project

VCR 10-006	Modification to the nitrogen system
VCR 10-007	Modification to the CDA

PN	Description
RM5049	Fresh Frozen Plasma (FFP)
RM5051	Lyophilization Container for Plasma 1.1 (LCP)
RM5029	Absorber, Water and Oxygen
RM5052	Cap, Vinyl, Vented, Medical Grade (Spike Port Cover)
RM5053	Transfer Set, RFU, 4in Tubing, Pinch Clamp, Piercing Pin & Syringe Adapter (RFU Transfer Set)
RM5054	Reconstitution Fluid Bag, Fillled, 3.5mM Citric Acid Solution, 200±10g (RFU)
RM6301	Label, Pre-Printed, White, Cryogenic, 4inx4in
RM6303	Label, Whole Unit Blood Number, 3.74in x 4.5in
RM7164	Pouch, Blank, Silver, 8in x 13in
	Clean room disposables (gowns, gloves, hats, shoe covers, coveralls
	Reagents (Karl Fisher, Blood gas analyzer, Stago, Chem Analyzer, Osmometer)

Blood Bank Inventory System at HemCon

	Clean Room	Freezer Room	Materials Management Room	BBCS Validation Area
Label Printer	2	2	1	1
Terminal/Scanner	2	2	1	1
Server				

Hardware

- BBCS
  - IBM server
  - Label Printer (3)
  - Hand Scanners (5)
- BBCS workstations (5)
  - PPCE (2)
  - LyP Processing Area (2)
  - Materials Management (1)
- BBCS Desktop Printers (2)
  - LyP Processing Area
  - Materials Management
- Computers/ Laptops (9)

Software

- BBCS
- Hematrax
- Open Clinica
- SPSS (3 licenses)

Inventory of Government Equipment at HemCon

Image No	Asset No	Equipment Nomenclature	Original Price	Physically Inventoried?	Location	Model No.	Verification Method	Serial No	Verification Method	Notes	Purchase Date	Adjusted price*
	0278	FD4										
	0301	MetOne Particle Counter										
1	0307	Thermo Scientific Orion 3-Star Portable pH Meter	$ 784.00	Yes	HemCon	Product #1212000	Document	A02406	Document		~2008	$ 29.04
2	0308	Termo Electron Corporation Circulating Water Bath	$ 2,126.00	Yes	HemCon	2864	Visual	203577-405	Visual		11/3/2008	$ 78.74
41	0309	Sartorius C-Flex Tube Sealer	$ 9,998.00	Yes	HemCon	Biosealer 1.6/2.4 mm		RS 10355	Visual	1	9/26/2008	$ 1,110.89
3	0311	Gem Premier 4000 Blood Gas Analyzer	$ 20,500.00	Yes	HemCon	Gem Premier 4000	Visual	8122019	Visual		9/30/2008	$ 759.26
23	0312	Lunaire Stability	$ 11,432.00	Yes	HemCon	CE0941-4	Document	812000085	Document		9/22/2008	$ 423.41
20	0314	Plasma Freezer	$ 9,585.60	Yes	HemCon	IPF120-8	Visual	983632	Visual		9/23/2008	$ 355.02
17	0315	Accu-Seal Foil Pouch Seeler	$ 13,433.15	Yes	HemCon	635HP-3B5GS	Visual	44272	Visual		6/4/2009	$ 497.52
25	0317	Mettler Toledo Laboratory Balance	$ 3,996.00	Yes	HemCon	XS104	Document	1123110322	Visual		2/26/2009	$ 148.00
13	0318	Karl Fischer Caulometric Titrator Mettler Toledo	$ 13,685.00	Yes	HemCon	C30	Visual	5130098907	Visual		2/26/2009	$ 506.85
13	0319	Mettler Toledo Stromboli Oven v. 2.0	$ 11,198.00	Yes	HemCon	v. 2.0	Visual	5130109243	Visual		2/26/2009	$ 414.74
35	0320	Biosafety Cabinet Class II Type A	$ 11,145.00	Yes	HemCon	BBF-6S5RX	Visual	65-15-BR-13697	Visual	1	9/26/2008	$ 412.78
27	0321	Cytotherm, Plasma Thawing Machine	$ 3,793.00	Yes	HemCon	CT-4T	Visual	171051	Visual		~09/2008	$ 140.48
39	0322	Sartoius Balance, for Blood Plasma	$ 1,055.00	Yes	HemCon	MIS-14	Visual	23859066	Visual	1		$ 39.07
24	0323	Labstar Glovebox	$ 19,345.00	Yes	HemCon	Labstar 1200	Visual	08-305	Visual		11/3/2008	$ 716.48
21	0326	Helmer Plasma Storage Freezer	$ 9,585.00	Yes	HemCon	IPF120-8	Visual	986804	Visual		6/5/2009	$ 355.00
	0327	Peristaltic Pump for Reconstitution bags for LyP1 Project	$ 3,750.00	No	AMRI	200-LABT-1682					6/26/2009	$ 138.89
	0330	SEBRA 2600 Sealer with Model 1105 Hand Held Sealing Machine		No	AMRI	Model 2600/1105					6/26/2009	$ -
37	0331	Mettler Toledo Laboratory Balance	$ 3,996.00	Yes	HemCon	XS104	Visual	1123211011	Visual	1	~06/2009	$ 148.00
22	0334	Thermogenisis Plasma Thawing Machine	$ 9,409.50	Yes	HemCon	MT210	Visual	TJ1243	Visual		7/20/2009	$ 1,045.50
28	0336	Accu-Seal Foil Pouch Seeler	$ 13,433.15	Yes	HemCon	635HP-3B5GS	Visual	45034	Visual		8/12/2009	$ 497.52
40	0341	Mettler Toledo Calibration Weight (200g), Annual Calibration	$ 207.00	Yes	HemCon			6430250069	Visual	1	8/27/2009	$ 7.67
26	0342	Mettler Toledo Calibration Weight (50mg), Annual Calibration	$ 85.00	Yes	HemCon			6430110027	Visual		8/27/2009	$ 3.15
26	0343	Mettler Toledo Calibration Weight (100mg), Annual Calibration	$ 85.00	Yes	HemCon			6430240013	Visual		8/27/2009	$ 3.15
5	0344	Advanced Osmometer	$ 17,876.95	Yes	HemCon	2020	Visual	09041743C	Visual		3/24/2009	$ 662.11
18	0345	Stackable VWR Incubator (A)	$ 1,931.36	Yes	HemCon	1545	Visual	A: 12070408	Visual		~09/2009	$ 71.53
19	0346	Stackable VWR Incubator (B)	$ 1,931.36	Yes	HemCon	1545	Visual	B: 12070308	Visual		~09/2009	$ 71.53
4	0347	Diagnostica Stago Hemostasis Analyzer	$ 37,500.00	Yes	HemCon	STA Compact	Visual	8107381	Visual		9/30/2008	$ 1,388.89
16	0348	Helmer 4C Refrigerator	$ 4,358.90	Yes	HemCon	HLR245	Visual	985295	Visual		4/6/2009	$ 161.44
	0350	Eppendorf P100-1000 uL pipette										
46	0351	Eppendorf Labnet Labpette R		Yes	HemCon	HemC 001	Visual	NA	Visual		~09/2009	$ -
7	0352	Advanced Instruments p20 MLA Pipetter		Yes	HemCon	NA		906419	Visual		3/24/2009	$ -
6	0355	VWR 20-200ul Pipettor Multi Injector		Yes	HemCon	NA		652030499	Visual			$ -
	0356	Advanced Instruments p20 MLA Pipetter										
7	0371	Eppendorf Easy Pet	$ 334.26	Yes	HemCon	NA	Visual	NA	Visual		10/27/2011	$ 12.38
	0386	VersaMax Tunable Microplate Reader										
	0387	ABSI Validation Plate										
7	0397	Eppendorf Easy Pet	$ 334.26	Yes	HemCon	NA	Visual	NA	Visual		~2008	$ 12.38
10	0412	pH Conductivity Meter Mettler Toledo 7 Multi	$ 3,670.00	Yes	HemCon	S47K		1231015748	Visual		~2008	$ 135.93
	0413	Gralab Timer / Dimco Gray		No		7-171-106R		69217			~03/2010	
47	0414	Digital Calipers, 0-150mm	$ 90.67	Yes	HemCon	62379-531	Visual	91184125	Visual		4/6/2010	$ 3.36
14	0415	Thromboelastograph (TEG) Hemostasis Analyzer	$ 36,576.86	Yes	HemCon	5000	Visual	0901-2620-MBB	Visual		5/24/2010	$ 1,354.70
15	0419	Pipette, Rainin Pipette-Lite SL-100 (Price included as part of TEG)		Yes	HemCon	P100	Visual	D0903551K	Visual	2	5/24/2010	$ -
15	0420	Pipette, Rainin Pipette-Lite SL-1000 (Price included as part ot TEG)		Yes	HemCon	P1000	Visual	E0922155K	Visual	2	5/24/2010	$ -
11	0421	Siemens Blood Chemistry System	$ 56,000.00	Yes	HemCon	Xpand Plus Basic	Visual	2004070108	Visual		9/24/2012	$ 6,222.22
12	0421	Millipor Water System (Considered part of Item No. 0421)		Yes	HemCon	AFS-3D	Visual	FOMA64118B	Visual		9/24/2012	$ -
49	0428	Terumo TSCD Sterile Tube Welder	$ 12,500.00	Yes	HemCon	Model SC-201A	Visual	11080073	Visual		5/25/2011	$ 1,388.89
38	0429	Terumo TSCD Sterile Tube Welder	$ 12,500.00	Yes	HemCon	Model SC-201A	Visual	11080074	Visual	1	5/25/2011	$ 1,388.89
21	0432	Helmer Plasma Storage Freezer	$ 10,287.20	Yes	HemCon	IPF120-8	Visual	100793	Visual		5/12/2011	$ 1,143.02
22	0433	Thermogenesis Plasm Thawing System	$ 9,409.50	Yes	HemCon	MT210	Visual	TJ1273	Visual		~08/2011	$ 1,045.50

Inventory of Government Equipment at HemCon

Image No	Asset No	Equipment Nomenclature	Original Price	Physically Inventoried?	Location	Model No.	Verification Method	Serial No	Verification Method	Notes	Purchase Date	Adjusted price*
29	0435	TSI LCP Filtration Particle Tester (Component #1 of 7)	$ 115,050.00	Yes	HemCon	3080	Visual	71139133	Visual	3	9/23/2011	$ 12,783.33
29	0435	TSI LCP Filtration Particle Tester (Component #2 of 7)		Yes	HemCon	308100	Visual	3081114902	Visual	4	9/23/2011	$ -
31	0435	TSI LCP Filtration Particle Tester (Component #3 of 7)		Yes	HemCon	3076	Visual	3076114502	Visual		9/23/2011	$ -
Video	0435	TSI LCP Filtration Particle Tester (Component #4 of 7)		Yes	HemCon	30748	Visual	3074114603	Visual		9/23/2011	$ -
Video	0435	TSI LCP Filtration Particle Tester (Component #5 of 7)		Yes	HemCon	3062	Visual	3062114405	Visual		9/23/2011	$ -
Video	0435	TSI LCP Filtration Particle Tester (Component #6 of 7)		Yes	HemCon	3787	Visual	3787114701	Visual		9/23/2011	$ -
Video	0435	TSI LCP Filtration Particle Tester (Component #7 of 7)		Yes	HemCon	3787	Visual	3787114801	Visual		9/23/2011	$ -
30	0436	Welch Vacuum Pump - TSI LCP Tester		Yes	HemCon	20378-01					9/23/2011	
42	0442	Genesis Rapid Seal II Tube Sealer	$ 3,615.00	Yes	HemCon	Genesis SE-340	Visual	343134	Visual	1	1/13/2012	$ 401.67
9	0444	Pipette, Biohit 10 to 100ul		Yes	HemCon	Proline 10-100ul	Visual	6100888	Visual		7/24/2012	$ -
8	0445	Pipette, Transferpette 0.5 to 10ul		Yes	HemCon	Transferpette	Visual	04H00733	Visual		7/24/2012	$ -
25		Haug Anti-static Device (MFR: Hawg GMBH)	$ 1,609.00	Yes	HemCon			HB0909/0200	Visual		6/23/2012	$ 59.59
32		Handheld O2 Analyzer	$ 448.88	Yes	HemCon	GB300	Visual	265383	Visual		~2008	$ 16.63
36		GX-6100 Balance	$ 2,345.00	Yes	HemCon	GX6-100	Visual	14548515	Visual	1	10/2/2008	$ 86.85
43		RGA (Vacuum System for Lyophilizer) (Image 1 of 3)	$ 39,645.00	Yes	HemCon						9/30/2008	$ 1,468.33
44		RGA (Vacuum System for Lyophilizer) (Image 2 of 3)		Yes	HemCon							$ -
45		RGA (Vacuum System for Lyophilizer) (Image 3 of 3)		Yes	HemCon							$ -
48		Infusomat Pump (1 ea)	$ 3,247.30	Yes	HemCon	8713050U	Visual	86519	Visual		2/17/2010	$ 40.09
		Workstation	$ 530.00	Yes	HemCon					5	5/24/2010	$ 58.89
		Vibration Damping Mount	$ 1,055.45	Yes	HemCon					6	5/24/2010	$ 39.09
		SciLog Pump		No								
		Signum Balance	$ 1,430.00	No	AMRI						6/29/2009	$ 52.96
		Infusomat Pump (1 ea)	$ 3,247.30	No	Hocksworth						~2009/2010?	$ 120.27
		BBCS (Blood Bank Computer System) (See BBCS Spreadsheet)	$ 117,150.00	Yes	HemCon					7	09/26/2008 Low, real cost was with original software, won't be transferable or of use with another gov't organization. BBCS spreadsheet accessory items worthless without software	$ 482.10
		Vaisala Dataloggers (20)										
	0365	Orbital Shaker KS 130 Basic S1				KS 130 Basic S1		3298254				
	0424	Micro Typing System (MTS) Centrifuge										
	0425	Micro Typing System (MTS) Incubator										
	0426	LW Scientific Combo Centrifuge				Combo V24						
		Gyrotwisters										
		PPCE										
			$ 667,300.65									**$ 38,503.74**

Notes

1. Located in Clean Room
2. Included with TEG (Asset #415)
3. Electrostatic Classifier
4. DMA
5. This item might be a component of the BBCS (Blood Bank Computer System), which is an item listed on this spreadsheet.
6. This item is probably a component of another asset listed on this spreadsheet.
7. Consists of server, software, label printers, scanners, and dummy terminals

Schedule 7.2(a)

Executory Contracts

See attached.

EXHIBIT 1
LIST OF EXECUTORY CONTRACTS TO BE ASSUMED AND ASSIGNED

Name and Address of Non-Debtor Counterparty	Description of Contract	Cure Amount to be Paid bv Buver/ TriStar
CH Realty III/Portland Industrial, LLC Attn: Gregg Hamill GE Capital Real Estate 14951 Dallas Parkway, Ste 600 Dallas, TX 75254	Building Lease	$4,371.83
Providence Health & Services Attn: Ann Blair 4400 NE Halsey St Building 2, Ste 698 Portland, OR 97213	License Agreement	$27,398.00
BRS Attn: Kent Gregory 9756 SW Barnes Rd, Ste 505 Portland, OR 97225	License Agreement	$59,283.00
Synthesia, A.S. Attn: Zdenek Slovacek Semitin 103 Pardubice 53217 Czech Republic	Supplier Agreement	$48,419.90
Perrin Pacific Corporation Attn: Will Perrin 2363 NW Flanders St Portland, OR 97210	Distributor Consultant (Japan)	$1,861.50
Balboa Capital Corporation/VAR Resources Attn: Denise Kay Luparello, Director of Legal Services 2010 Main St, Ste 1100 Irvine, CA 92614	Lease for Telecommunications Services and Equipment	$1,628.22
Hua Xie Attn: Hua Xie 5929 NW Skycrest Parkway Portland, OR 97229	Distributer Consultant (China)	$.00
Alamo Scientific Attn: Todd Endersby, President 5405 Bandera Rd,, Ste 130 San Antonio, TX 78238	Purchase and Distribution Agreement	$.00
Argentine Trading Company Corp (dba IMPERICO) Attn: President 303 Galen Dr Key Biscayne, FL 33149	Purchase and Distribution Agreement	$.00

EXHIBIT 1
LIST OF EXECUTORY CONTRACTS TO BE ASSUMED AND ASSIGNED

Name and Address of Non-Debtor Counterparty	Description of Contract	Cure Amount to be Paid bv Buver/ TriStar
Bard Access Systems, Inc. Attn: President 605 North 5600 West Salt Lake City, UT 84116	Asset Purchase Agreement	$.00
BayState Anesthesia Attn: Thomas Birmingham 85 Flagship Dr, Unit D North Andover, MA 01845	Purchase and Distribution Agreement	$.00
Cardinal Health Canada Attn: President 1000 Tesma Way Vaughan, Ontario CANADA l4K 5R8	Purchase and Distribution Agreement	$.00
Delta Hospital Attn: Amaldo Meloni Via Ferrucci, 195/M Proto, Italy 59100	Purchase and Distribution Agreement	$.00
Ebrahim M. Almana & Bros. Co. Al Mana Building Prince Saud Street Al Khobar, Saudi Arabia 3568	Purchase and Distribution Agreement	$.00
Focusmed-Beyer KG Attn: President Petersbrunnstrasse 19 Salzburg, Austria 5020	Purchase and Distribution Agreement	$.00
Medical Security International Attn: Edgar Rivera, CEO & President 9707 Wyeth Court Wellington, FL 33414	Purchase and Distribution Agreement	$.00
Medline Industries, Inc. Attn: William Abrams, President One Medline Place Mundelein, IL 60060	Purchase and Distribution Agreement	$.00
Mermaid Medical A/S Attn: Lars Vinther Frydensbergvej 25 DK – 3560 Stenlose Denmark	Purchase and Distribution Agreement	$.00

EXHIBIT 1
LIST OF EXECUTORY CONTRACTS TO BE ASSUMED AND ASSIGNED

Name and Address of Non-Debtor Counterparty	Description of Contract	Cure Amount to be Paid bv Buver/ TriStar
Mkhuseli Holdings (Ply) Ltd. Attn: Rob McCallum, Managing Director Postnet 149, Private Bag X9 Benmore 2010 Johannesburg, South Africa	Purchase and Distribution Agreement	$.00
NanoEn Tek Attn: Jun Keun Chang, CEO 12F Ace High-End Tower, 235-2 Guro-3 Dong, Guro-gu Seoul (152-711) South Korea	Purchase and Distribution Agreement	$.00
North American Rescue LLC Attn: President 35 Tedwall Court Greer, SC 29650	Purchase and Distribution Agreement	$.00
ONSE Medical Attn: JK Choi, President #593-11 Singsa-dong Gangnam-gu Seoul (135-893) South Korea	Purchase and Distribution Agreement	$.00
Professional Hospital Supply Inc Attn: President 42500 Winchester Rd Temecula, CA 92590	Purchase and Distribution Agreement	$.00
Prometheus Medical Ltd Attn: Kevin Gallagher The Old Rectory Hope Under Dinmore Herefordshire, UK HR6 0PW	Purchase and Distribution Agreement	$.00
Prometheus Medical Ltd Attn: Kevin Gallagher The Old Rectory Hope Under Dinmore Herefordshire, UK HR6 0PW	Purchase and Distribution Agreement	$.00
Remote Medical International Attn: Chris Kenney 4259 23rd Ave, Ste 200 Seattle, WA 98199	Purchase and Distribution Agreement	$.00

EXHIBIT 1
LIST OF EXECUTORY CONTRACTS TO BE ASSUMED AND ASSIGNED

Name and Address of Non-Debtor Counterparty	Description of Contract	Cure Amount to be Paid bv Buver/ TriStar
Rene Smit International bv Attn: Rene Smit Parkweg 17A 2585 JH The Hague, Netherlands	Service Representative Agreement	$.00
Rene Smit International bv Attn: Rene Smit Parkweg 17A 2585 JH The Hague, Netherlands	Service Representative Agreement	$.00
Rene Smit International bv Attn: Rene Smit Parkweg 17A 2585 JR The Hague, Netherlands	Purchase and Distribution Agreement	$.00
SEPSIS DIAGNOSTIK URUNLER MEDIKAL SAGLIK HIZ. SAN. TIC. LTD. STI Attn: President Camlik Cad Menekse Sok Poyraz Apt 3 No.11 D3 34182 Bahcelievler Istanbul Turkey	Purchase and Distribution Agreement	$.00
ShenZhen BetaKang Health Technologies Co. Ltd. Attn: LiQiang Zhao, Executive Director 16/F, Block B, Pavillion, No. 4002 Huaqiang North Road Fulian District ShenZhen, China	Purchase and Distribution Agreement	$.00
Solaris Electro Medical Attn: Salima Agha G-22/A-1 Parklane, K.D.a. Scheme #5 Kehkasham Clifton Karachi, Pakistan	Purchase and Distribution Agreement	$.00
Total Resources International Attn: President 420 South Lemon Ave Walnut, CA 91789	Purchase and Distribution Agreement	$.00
Total Resources International Attn: President 421 South Lemon Ave Walnut, CA 91789	Purchase and Distribution Agreement	$.00

EXHIBIT 1
LIST OF EXECUTORY CONTRACTS TO BE ASSUMED AND ASSIGNED

Name and Address of Non-Debtor Counterparty	Description of Contract	Cure Amount to be Paid by Buyer/ TriStar
TransMedica s.r.o. Attn: President Bardosova 33 Bratislava, Slovakia 83121	Purchase and Distribution Agreement	$.00
Zena Pharmaceuticals Co. Ltd. Attn: Sachiaki Ibe, President 10-11, Nihonbashi Kobuna-cho, Chuo-ku Tokyo, Japan 103-8351	License and Supply Agreement	$.00
Windstream / Paetec Attn: Chris Paskewich, Sr. Account Manager 4380 SW Macadam Ave, Ste 295 Portland, OR 97239	Telecom Services & Equip't Agreement	$.00

Schedule 7.2(b)

[To be provided by Corporation at the Closing]

Schedule 7.2(c)

[To be provided by Corporation at the Closing]

Schedule 7.3.5

Paid-Time Off

Dept #	Emp Id	Employee	Amount
100	217	CREIGHTON, CHARLES	$ (363.29)
101	242	ATKINSON, DONIS	$ 305.52
101	350	JONES, ANNETTE	$ 346.50
101	344	NGUYEN, GUMAREE	$ 173.25
101	194	QUILLAN, KEVIN	$ 832.50
101	347	SOTO, FLORENTINA	$ 144.38
200	133	BONDURANT, CHERYL	$ 530.66
201	186	VIDALEZ, JAMIE	$ 79.95
300	187	CLARK, RONALD	$ 1,637.70
300	123	FURTADO, VICKIE	$ 4,001.19
300	271	GENCO, JENNIFER	$ 342.50
300	358	MAAS, THERESE	$ 1,024.00
300	156	MIHALACHE, DRAGOS	$ 2,676.70
300	251	SPRAGUE, ANDREW	$ 981.43
500	327	EGAN, ALEKSANDRA	$ (424.60)
500	122	MCCARTHY, SIMON J	$ 19,139.12
500	155	MCGRATH, BARBARA	$ 3,323.15
500	355	OYAMA, JODY	$ 10,285.96
500	137	WINATA, ERVELYN	$ (115.72)
500	113	WOLD, ALYSHA C	$ 74.11
600	336	SALTAMACHIO, JULIE	$ 1,491.43
600	349	SANDS, STUART	$ 7,365.94
600	363	SLOAN, ALICE	$ 1,586.54
700	185	BUERGI, SIMONA	$ 285.76
700	354	CUMMINGS, JILL	$ 288.46
700	362	WIEGMAN, STEPHANIE	$ 720.19
800	361	STARKMAN, BARRY	$ 6,459.38
800	256	SELLS, MICHELLE	$ 3,299.28
		TOTAL	$ 66,661.98

Schedule 7.4

Employees

1. Lisa Buckley
2. Nick Hart
3. Jessica Ouellette

Schedule 10.2

Litigation

None.

Schedule 10.7

Employment Agreements

See attached.

EMPLOYMENT AND COMPENSATION AGREEMENT

THIS EMPLOYMENT AND COMPENSATION AGREEMENT (this "Agreement") is made effective as of May ___, 2013 (the "Effective Date"), by and between HemCon Medical Technologies, Inc. (the "Company") a wholly owned subsidiary of TriStar Wellness Solutions Incorporated (TWSI) and Barry Starkman (the "Executive").

WHEREAS, the Company and the Executive wish to enter into this Agreement to provide for the employment of Senior Vice President of Operations at TWSI and President & Chief Executive Officer of the Company. For purposes of this Agreement, when referring to Executive's duties hereunder the term Company shall include the Company and TWSI;

WHEREAS, the Company has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, in consideration for the mutual promises of the parties set forth below, the Company and the Executive hereby agree as follows:

1. Term. The initial term of employment of the Executive by the Company will commence effective as of the date hereof and end on April 30, 2015. Unless notice is given by either party of its or his intent to terminate this Agreement not later than thirty (30) days prior to the end of the initial term and the end of any successive term, this Agreement shall automatically renew for successive two (2) year periods; provided however, in no event shall the term of Executive's employment extend beyond January 31, 2023. Notwithstanding the foregoing, this Agreement may be sooner terminated as provided in Section 7 below.

2. Position and Duties.

(a) The Executive shall serve as the President & Chief Executive Officer of the Company with executive responsibility for the Company's profit and loss, employee oversight, manufacturing, quality systems, regulatory and other significant operational tasks.

(b) The Executive shall report directly to the President and Chief Executive Officer of TWSI. During the term of his employment, the Executive may engage in outside activities provided (i) those activities do not conflict with his duties and responsibilities hereunder, (ii) that the Executive gives written notice to TWSI of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit and (iii) the Executive receives the prior consent of the Company prior to joining the board of another "for profit" entity.

(c) Notwithstanding the foregoing the Company has been advised of and consents to the Executive's continued involvement in certain personal and business fiduciary activities. The Executive warrants that his involvement in such activities will not adversely affect the Company.

(d) Upon the Executive's achievement of the "Run Rate" of an amount of sales to be mutually agreed upon by the parties hereto within sixty (60) days after the Effective Date (the "Net Revenue Objective") for the business under Executive's management, the Company shall retain the option to re-evaluate the Executive's base salary, bonus compensation, term of employment and expansion of responsibilities to include Senior Vice President of TWSI to increase such package to be commensurate with the compensation packages of similarly situated companies in the local market. Run Rate is defined as at least six (6) consecutive months of historical sales that results in annualized sales that equals or exceeds the Net Revenue Objective.

3. Compensation and Related Matters.

(a) Salary. During the term of this Agreement, the Company shall pay the Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum, which base salary shall take effect as of the first day of the month this agreement is executed. The base salary shall be payable in equal installments in accordance with the Company's normal payroll practices and will be subject to applicable state and federal tax withholding. Executive's base salary may be increased each annual anniversary date of this agreement based upon the Company's review of Executive's performance for the past year. Executive's performance shall be reviewed by the Company at least annually. Further, Executive shall earn an award equal to fifteen percent (15%) of base compensation upon achieving the Run Rate (the "Achievement Award"). The Achievement Award shall be paid within thirty (30) days of achieving the Run Rate.

(b) Bonus. During the term of this Agreement and after the payment of the Achievement Award described in Section 3(a) and provided that the Executive is employed by the Company on the last day of the Company's fiscal year, the Company shall pay the Executive an annual bonus in an amount up to thirty percent (30%) of Executive's annual base compensation based upon Executive's performance-based goals as established annually by the Company. The bonus to be paid in the same year the Achievement Award is paid shall be pro rated based on the number of days remaining in the Company's fiscal year after the achievement of the Run Rate. Thereafter the Company shall establish the Executive's performance criteria prior to the start of the relevant full bonus year. The annual bonus will be paid within thirty (30) days after the end of the Company's fiscal year.

(c) Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures reasonably established by the Company.

(d) Other Benefits. During the term of this Agreement, the Executive shall be entitled to participate in all life insurance, short-term and long-term disability, accident, health insurance and savings/retirement plans that are applicable to the Company's employees generally or to the senior executives of the Company in Portland, Oregon. The Company will pay any employee contributing employee medical insurance costs per the standard Company policy. The Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. The Executive shall be entitled to twenty (20) paid vacation days per year. In addition, the Executive shall be entitled to all paid holidays given by the Company to its employees generally. In all cases, Executive's benefits will be subject to the terms, rules and regulations contained in the Company's Employee Handbook as well as all other written policies.

(e) Performance-Based Stock Options Awards. The Executive shall receive performance-based stock option awards each year based upon Executive's attainment of performance-based goals as established by the Company. All stock option awards shall be in compliance with the rules and regulations of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Upon commencement of employment with the Company hereunder, the Executive will receive 150,000 Warrants in TWSI common stock granted at Fair Market Value (FMV) vesting completely at twelve months of continuous employment with the Company.

4. Confidential Information.

(a) The Executive acknowledges that:

(i) As a result of his employment with the Company, the Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its affiliates, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information.

(ii) The Company and its affiliates will suffer damage that will be difficult to compute if, during the term of this Agreement or thereafter, the Executive should divulge secret and confidential information relating to the business of the Company heretofore or hereafter acquired by him in the course of his employment with the Company or any of its affiliates.

(iii) The provisions of this Section 4 are reasonable and necessary for the protection of the business of the Company and its affiliates.

(b) The Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with the Company or any of its affiliates, with regard to the operational, financial, business or other affairs of the Company or its affiliates, their officers and directors, including, without limitation, trade "know how," secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except:

(i) with the Company's express prior written consent,

(ii) to the extent that any such information is in the public domain, is ascertainable from public or published information or is known to any person who is not subject to a contractual or fiduciary obligation owed to the Company not to disclose such information, in each case other than as a result of the Executive's breach of any of his obligations hereunder,

(iii) when required to be disclosed by court order, subpoena or other government process, or

(iv) was known by the Executive prior to entering into this Agreement.

(c) In the event that the Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, he shall promptly, but in no event more than 48 hours after learning of such court order, subpoena, or other government process, notify the Company, by personal delivery or by facsimile, confirmed by mail. Further, at the Company's written request and expense, the Executive shall:

(i) take all reasonably necessary steps requested by the Company to defend against the enforcement of such court order, subpoena or other government process, and;

(ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(iii) Upon termination of his employment with the Company, or at any time the Company may so request, the Executive will promptly deliver to the Company all files, memoranda, notes, records, reports, manuals, data, drawings, blueprints and other documents and information (and all copies thereof) relating to the business of the Company and/or its affiliates, and all property associated therewith, that are then in his possession or under his control.

(iv) In the event the Executive is found to be in violation of Section 4(b) or (c), the Company shall be entitled to relief as provided in Section 6 (Injunctive Relief) below.

(v) The Executive agrees that upon leaving the Company's employ he will make himself reasonably available to answer questions from Company officers regarding his former duties and responsibilities and the knowledge he obtained in connection therewith.

5. Certain Employee Acknowledgements.

(a) Employee Acknowledgement. The Company and the Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) as a result of the Executive's service with the Company, the Executive will use and have access to some of the Company's proprietary and valuable confidential information during the course of the Executive's employment; (iii) the confidential information has been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Executive's employment or thereafter, the Executive should disclose or improperly use such confidential information in violation of the provisions of this Agreement; and (iv) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

(b) Non-Compete. During the term of this Agreement and for two (2) years after the termination of this Agreement, the Executive shall not:

(i) directly or indirectly, own, manage, control, be employed by, consult with, participate in, or be connected in any manner with any person, firm or corporation engaged in any business that derives more than five percent of its gross sales from products that are interchangeable with or substitutable for a product sold by one or more of the businesses conducted by the Company or any of its affiliates when this Agreement ends (a "Competitive Business");

(ii) engage in any Competitive Business for his own account;

(iii) employ, retain or agree to hire, or have or cause any other person or entity to employ, retain or agree to hire, any person who is an employee and was employed or retained by the Company or any of its affiliates while the Executive was employed by the Company,

(iv) solicit or endeavor to entice away from the Company any such person in (iii) above; or

(v) solicit, endeavor to entice away from or knowingly interfere with the Company or any of its affiliates, any of its or their customers or sources of supply.

Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from investing his personal assets in the securities of any corporation or other business entity that is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than five percent of the publicly-traded equity securities of such competitor.

(c) Non-Solicitation of Third Parties. During the term of this Agreement, the Executive shall not directly or indirectly solicit or otherwise influence any entity with a business arrangement with the Company, including, without limitation, customers, suppliers, sales representatives, lenders, lessors, and lessees, to discontinue, reduce, or otherwise materially or adversely affect such relationship.

(d) Non-Disparagement. The Executive acknowledges and agrees that the Executive will not defame or disparage the services, business, integrity, veracity, or personal or professional reputation of the Company or any of its directors, officers, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner either during the term of the Executive's employment or thereafter; provided that the Executive may testify and respond truthfully to any questions from or on behalf of the Company or any of its affiliates, or in any legal proceeding, arbitration or governmental investigation, or in any circumstances in which an answer may be legally compelled.

6. Injunctive Relief.

(a) If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Agreement, including, but not by way of limitation Section 4 or 5 above, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 6(a) shall be independent of the other and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other damages, rights and remedies available to the Company under law or equity.

(b) If any provision of Sections 4 or 5 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and any such provision shall then be applicable in such modified form.

7. Termination. The Executive's employment may be terminated during the term of this Agreement only as follows:

(a) Death. The Executive's employment shall terminate upon his death.

(b) Disability. If, as a result of a Permanent Disability, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty days after written notice of termination is given by the Company to the Executive (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Executive's employment shall terminate. A termination of employment pursuant to this Section 7(b) shall be deemed an involuntary termination for purposes of this Agreement or any plan or practice of the Company. The Executive shall be considered to have incurred a "Permanent Disability" if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months.

(c) Cause. The Company may terminate the Executive's employment for Cause. The Company shall have "Cause" to terminate the Executive's employment if the Executive: (i) willfully, substantially and continuously fails to perform his duties; (ii) willfully engages in conduct that is demonstrably and materially injurious to the Company (including the conviction of a felony involving dishonesty or moral turpitude); or (iii) there is an entry by a court or quasi-judicial governmental agency of the United States or a political subdivision thereof of an order barring the Executive from serving as an officer or director of a public company. For the purposes of clauses, (i) and (ii) of this definition, no act or failure to act shall be deemed "willful" (x) if caused by a physical or mental disability, whether or not such disability constitutes a Permanent Disability or (y) unless done, or

omitted to be done, not in good faith or without reasonable belief that such act or omission was in the best interest of the Company. Cause shall be determined by the Company's Board of Directors (the "Board").

(d) Without Cause or For Good Reason. The Company may terminate the Executive's employment at any time Without Cause on thirty (30) days prior written notice and the Executive may terminate his employment at any time for Good Reason. A termination "Without Cause" is a termination of the Executive's employment by the Company for any reason other than those set forth in subsections (a) (Death), (b) (Disability) or (c) (For Cause) of this Section. The Executive shall have "Good Reason" to terminate his employment if one or more of the following occur, without the Executive's prior written consent: (i) a material change, adverse to the Executive, in his position, title or office, status, rank, nature of responsibilities or authority within the Company, except in connection with termination of his employment for Cause or Permanent Disability or as a result of action by the Executive, (ii) assignment of duties to the Executive that are materially inconsistent with and adverse to his duties, status, rank, responsibilities or authority, (iii) material decrease in the Executive's base salary, annual bonus opportunity or benefits, and (iv) relocation of the Executive's principal place of business to a location more than fifty (50) miles ("as the crow flies") from its location on the date of this Agreement.

(e) Voluntary Termination. The Executive may voluntarily terminate his employment with the Company at any time on 45 days prior written notice.

8. Notice and Effective Date of Termination.

(a) Notice. Any termination of the Executive's employment by the Company or by the Executive during the term of this Agreement (other than as a result of death) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under that provision.

(b) Date of Termination. The date of termination shall be:

(i) if the Executive's employment is terminated by his death, the date of his death;

(ii) if the Executive's employment is terminated pursuant to Section 7(b) (Disability), the date of termination shall be the 31st day following delivery of the notice of termination; and

(iii) if the Executive's employment is terminated for any other reason by either party, forty-five (45) days from the date on which a notice of termination is delivered to the other party.

9. Compensation and Benefits Upon Termination.

(a) Without Cause or For Good Reason. If the Executive's employment terminates pursuant to Section 7(d) (Without Cause or For Good Reason), the Executive shall be entitled to the following:

(i) Cash. The amount of cash equal to all compensation required to be paid to the Executive for the balance of the term of this Agreement assuming the Executive was employed by the Company until the end of the stated term of this Agreement as set forth in Section 1,

not to exceed two (2) times the Executive's annual base salary, at the rate in effect immediately before such termination. Notwithstanding anything contained herein to the contrary, if termination occurs on or before the first (1st) anniversary of the Effective Date, Executive will be entitled to one (1) years annual base salary with medical benefits extended to cover the one (1) year period post termination. The amount to be paid under this subparagraph (i) shall be paid under the Company's normal payroll practices as if the Executive were still employed.

(ii) Performance Related Options and Awards. With respect to any stock options granted to the Executive by the Company which have not become vested as of such termination, the Executive shall immediately become vested in any such stock that would vest solely due to the passage of time; provided, however, that any unvested "performance" stock grants, "performance" cash awards, long-term incentive awards or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall continue to vest in accordance with the terms of such awards as if the Executive was still employed by the Company and such "performance" stock option grants, "performance" cash awards, or other similar awards shall vest and/or expire as provided in the relevant award documents or agreements.

(iii) Other Amounts. The post-termination compensation, expense reimbursements and benefits described in the first sentence of Section 9(c) (Voluntary Termination).

(iv) Other Benefits. The Executive shall be entitled to continuing coverage by the Company under the life, disability and accident insurance programs for employees (and their spouses and dependents) of the Company generally and under any supplemental programs covering executives of the Company, as from time to time in effect, until the earliest of (A) January 31, 2018, or (B) the date on which the Executive becomes eligible for substantially similar coverage under the employee welfare plans of a new employer (the earliest of these dates, the "Benefits Termination Date"). The Executive shall also be entitled to a continuation of all other benefits and reimbursements in effect at the time of termination until the Benefits Termination Date. Any part of the foregoing benefits that are attributable to participation in a plan in which the Executive can no longer participate under applicable law, shall be procured by the Company from other sources such that the Executive receives substantially similar benefits to those provide for under the plan. All amounts payable hereunder with respect to the provision of such benefits through the Benefit Termination Date shall be paid by the Company monthly in advance.

(b) For Cause. If the Executive's employment is terminated for Cause (as defined in Section 7(c), he shall receive only the post-termination compensation, expense reimbursements and benefits described in the first sentence of Section 9(c) (Voluntary Termination). Notwithstanding the foregoing, termination for Cause may not occur pursuant to clauses (i) or (ii) of Section 7(c) above unless and until, with the Board's prior approval, the Company has delivered to the Executive a Notice of Termination, which shall contain in reasonable detail the facts purporting to constitute such nonperformance, act or omission, and afforded him 30 days thereafter to cure the same (provided that such nonperformance, act or omission is capable of being cured), in which event the effective date of termination of employment shall be either (x) the date of delivery of the Notice of Termination if the facts giving rise to the Notice of Termination, in the Board's reasonable discretion, are not capable of being cured or (y) the 31st day following delivery of the Notice of Termination unless the Board shall thereafter cause a written notice to be delivered on its behalf to the Executive stating that it has rescinded its determination that his employment is to be terminated for Cause. Section 7(d)(i) to the contrary notwithstanding, upon delivery to the Executive of a Notice of Termination under this Section 9(b), the Executive shall be suspended from all duties and responsibilities unless and until the Board rescinds its determination that his employment is to be terminated for Cause.

(c) Voluntary Termination. If the Executive's employment terminates pursuant to Section 7(e) (Voluntary Termination), the Executive shall receive: (i) his base salary through the date

of termination, (ii) payment in lieu of any unused vacation, in accordance with the Company's vacation policy and applicable laws, (iii) any deferred compensation under any incentive compensation plan of the Company or any deferred compensation agreement then in effect, payable in accordance with the terms of such plan or agreement, as applicable, (iv) any other compensation or benefits (including without limitation all equity or option grants and awards, performance based awards, or other similar awards and employee benefits) payable in accordance with the applicable terms of each grant, award or plan, and (v) reimbursement of any business expenses incurred by the Executive through the date of termination but not yet paid to him. The Executive shall not be entitled to any bonus payments which were not fully earned prior to his termination date, and he shall not be entitled to any pro rated bonus payment for the year in which his employment terminates. The Company shall have no further obligations to the Executive as a result of the voluntary termination of his employment pursuant to Section 7(e).

(d) Death. If the Executive's employment terminates pursuant to Section 7(a) (Death), (i) his designated beneficiaries or his estate shall be entitled to receive the compensation, expense reimbursements and benefits earned by the Executive through the date of the Executive's death, as described in the first sentence of Section 9(c); (ii) at the time payable under the applicable Company bonus plan, an annual bonus will be paid to the Executive's designated beneficiaries or his estate for the fiscal year of the Executive's death based upon the annual bonus that the Executive would have earned under the Company's bonus plan for said fiscal year had the Executive not died, contingent upon the relevant annual bonus plan performance goals for said year having been obtained, pro-rated for the time the Executive is employed during such fiscal year until the Executive's death; (iii) with respect to any stock options granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in any such award that would vest solely due to the passage of time; and (iv) all "performance" stock or option awards, "performance" cash awards, or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall immediately and unconditionally vest for their target value.

(e) Disability. If the Executive's employment terminates pursuant to Section 7(b) (Disability), (i) he shall be entitled to receive the compensation, expense reimbursements and benefits earned by the Executive through the date of termination, as described in the first sentence of Section 9(c); (ii) at the time payable under the applicable Company bonus plan, an annual bonus will be paid to the Executive for the fiscal year in which termination due to the Executive's disability occurred based upon the annual bonus that the Executive would have earned under the Company's bonus plan for said fiscal year had the Executive not become disabled, contingent upon the relevant annual bonus plan performance goals for said year having been obtained, pro-rated for the time the Executive is employed during such fiscal year until the Executive's disability; (iii) with respect to any stock options granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in any such stock that would vest solely due to the passage of time; and (iv) all "performance" stock or option awards, "performance" cash awards, or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall immediately and unconditionally vest for their target value.

(f) Non-Renewal. If the Agreement expires as set forth in Section 1, the Company shall have no further obligations to the Executive except as specifically set forth herein, including, without limitation, Section 11 (Health Insurance) and Section 12 (Insurance and Indemnity).

(g) Without Cause or For Good Reason in Connection with or Following a Change in Control (CIC").

(i) If the Executive's employment terminates pursuant to Section 7(d) (Without Cause or For Good Reason) within the six (6) month period preceding a Change in Control, in anticipation of such Change in Control, or within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following:

(a) Cash. The amount of cash equal to the sum of (a) two (2) times the Executive's annual base salary in effect at the time written notice of termination is given to the Executive; (b) two (2) times the average of the Executive's annual earned bonuses for the two calendar years preceding the date of termination; and (c) the product of (i) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (ii) the annual bonus for the calendar year preceding the date of termination that has most recently been paid to the Executive (the sum of the amounts described in clauses (a), (b) and (c) shall be hereinafter referred to as the "CIC Payment"). The Company shall pay to the Executive any CIC Payment in a cash lump sum payment simultaneously with the termination of the Executive's employment following any Change in Control, subject to the provisions of Section22, but in no event, later than thirty (30) days after any Change in Control if said Change in Control occurs after the termination of this Agreement.

(b) Performance Awards. With respect to any stock options granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in any such stock that would vest solely due to the passage of time. All "performance" stock grants, "performance" cash awards, long-term incentive awards or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall immediately and unconditionally vest for their target value and be paid to the Executive simultaneously with the termination of employment following any Change in Control.

(c) Other Amounts. The post-termination compensation, expense reimbursements and benefits described in the first sentence of Section 9(c) shall be paid in a cash lump sum payment simultaneously with the termination of the Executive's employment following any Change in Control, subject to the provisions of Section 22.

(d) Other Benefits. The Executive shall be entitled to continuing coverage by the Company under the life, disability, accident and health insurance programs for employees (and their spouses and dependents) of the Company generally and under any supplemental programs covering executives of the Company, as from time to time in effect, for the twenty four (24) month period from such termination or until the Executive becomes eligible for substantially similar coverage under the employee welfare plans of a new employer, whichever occurs earlier; provided that the Executive's right to elect continued medical coverage after termination of employment under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall be deemed satisfied by the coverage provided in this sentence. The Executive shall also be entitled to a continuation of all other benefits and reimbursements in effect at the time of termination for the twenty four (24) month period following such termination or until the Executive becomes eligible for substantially similar benefits from a new employer, whichever is earlier. Any part of the foregoing benefits that are attributable to participation in a plan in which the Executive can no longer participate under applicable law shall be procured by the Company from other sources such that the Executive receives substantially similar benefits to those provided for under the plan. All amounts payable for the provision of such benefits shall be paid by the Company monthly in advance.

(ii) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a) any person or group (as described in regulations under Section 409A of the Code) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing (A) more than 50% or more of the combined voting power of the Company's then outstanding securities, excluding any person or group who becomes such a Beneficial Owner in connection with transactions described in clauses (x), (y) or (z) of paragraph (b) below and excluding the acquisition by a person or group holding more than 50 percent of such voting power or (B) 30 percent or more of the combined voting power of the Company's then outstanding securities during any twelve-month period;

(b) there is consummated, in any transaction or series of transactions during a twelve-month period, a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Business Combination") other than a Business Combination after which (x) the stockholders of the Company own more than 50 percent of the common stock or combined voting power of the voting securities of the company resulting from the Business Combination, (y) at least a majority of the board of directors of the resulting corporation were Incumbent Directors and (z) no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) becomes the Beneficial Owner of 35 percent or more of the combined voting power of the securities of the resulting corporation, who did not own such securities immediately before the Business Combination; or

(c) the Company is liquated or dissolved or there is consummated a sale or disposition by the Company of all or substantially all of the Company's assets.

This definition of "Change in Control" is intended to comply with the definition of "Change in Control" under Code Section 409A.

(iii) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

(h) Timing of Payments. Notwithstanding the provisions of this Section 9 to the contrary, any cash payments to which the Executive is entitled under Sections 3 or 9 shall be payable in accordance with the Company's payroll schedule.

10. Exercise of Stock Options Following Termination. If the Executive's employment terminates pursuant to Sections 7(a) (Death), 7(b) (Disability) or 7(d) (Without Cause or For Good Reason), he (or his estate) shall have the right to exercise any stock options held by him until the earliest to occur of (i) the first anniversary of the date of termination, (ii) the termination of date of the stock options in accordance with the option award, and (iii) the expiration of the original option term. In all other instances, he may exercise that right for up to three months following the date of his termination, but not later than the termination date of such options. All such purchases must be made by the Executive otherwise in accordance with the applicable stock option plans and agreements between the parties.

11. Health Care Coverage Following Termination. Following the expiration or termination of this Agreement, the Executive shall receive health insurance from the Company, at the Company's cost, via COBRA continuation coverage. To the extent that the Executive's COBRA coverage expires prior to the Executive reaching the eligibility age for Medicare or successor U.S. government provided health insurance, the Company shall provide the Executive with health insurance, at the Company's cost, that is comparable to his existing health insurance, except in the event the Executive is terminated for Cause (Section 7(c)) or a voluntary termination by Executive (Section 7(e)) for a period ending upon the earlier of (i) the date the Executive reaches the eligibility age for Medicare or

successor U.S. government provided health insurance, or (ii) two (2) years from the date this Agreement terminates. The Executive's cost of the insurance described in the preceding sentence shall be no greater than the Company's actual cost then in effect. The Executive may at his option decline any insurance coverage provided in this Section 11 on thirty (30) days written notice.

12. Insurance and Indemnity. The Company shall, (a) to the extent permitted by the Company's Certificate of Incorporation and By-laws or as required by law, defend, hold harmless and indemnify the Executive with respect to any liability arising out of his acts or omissions, or his status, as a director or officer of the Company or any of its affiliates, and (b) include the Executive during the term of this Agreement under any directors and officers, employment practices and fiduciary liability insurance policies maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other directors and officers covered thereby. This obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement for any reason with respect to proceedings or threatened proceedings based on (i) acts or omissions of the Executive occurring during the Executive's employment with the Company or with any affiliated company, or (ii) his status as an officer or director of such an entity or a fiduciary of a group savings, retirement or welfare plan of which any such entity is the sponsor or a participating employer. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Executive's heirs and personal representatives.

13. Representations. The parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such party and any other person, firm or organization. The Company represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, mailed by an overnight delivery service or United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company: Tristar Wellness Solutions Incorporated
Attention: General Counsel
10 Saugatuck Avenue
Westport, Connecticut 06880

If to the Executive: Barry Starkman

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and such executive of the Company as may be designated by the Board. This Agreement, along with any Company benefit plan, stock option, restricted stock or cash award agreement between the parties, constitutes the entire agreement between the parties regarding their employment relationship. No agreements or

representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

16. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's written designee or, if there be no such designee, to the Executive's estate.

17. Governing Law – Severability. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of Connecticut without reference to principles of conflict of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

18. Arbitration. Except for disputes covered by Section 6 (Injunctive Relief) above, in the event of any dispute or claim relating to or arising out of the parties' employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination, or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Westport, Connecticut, by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information, which disputes or claims shall be resolved by a court of competent jurisdiction. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive, and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules.

19. Attorney's Fees.

(a) Disputes. Each party shall bear its own attorney's fees and costs incurred in any action or dispute arising out of this Agreement.

(b) This Agreement. The Company agrees to pay the reasonable out-of pocket legal expenses actually incurred by the Executive in connection with the negotiation and execution of this Agreement, up to a maximum amount of $7,500, no later than 75 days following the final negotiation of this Agreement. The Company agrees to pay all reasonable out-of-pocket costs and expenses, including all reasonable attorneys' fees and disbursements, actually incurred by the Executive in collecting or enforcing payments to which he is ultimately determined to be entitled (whether by agreement among the parties, court order or otherwise) pursuant to this Agreement in accordance with its terms; provided, however, that the Executive submit a request for reimbursement no later than 30 days following the end of the calendar year in which the expenses are incurred and reimbursement must be made within 45 days thereafter; provided, further, that no reimbursement may be made under this Section 19 prior to the first day of the seventh month following the date the Executive's employment terminates (other than a termination due to the Executive's death).

20. Survival. The respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive's employment with the Company.

21. Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude Executive from designating in

writing one or more beneficiaries to receive any amount that may be payable after assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives and the Company and its successors.

22. Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Code Section 409A ("Section 409A Deferred Compensation") shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as "Section 409A"), including the following:

(a) Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 9 upon the Executive's termination of employment shall be paid or provided only at the time of a termination of the Executive's employment which constitutes a Separation from Service. For the purposes of this Agreement, a "Separation from Service" is a separation from service within the meaning of Section 409A.

(b) Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of the Executive, the Executive is a "specified employee" within the meaning of Section 409A (a "Specified Employee"), then no payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 9 upon the Separation from Service of the Executive, other than such payments and benefits that constitute severance payments (within the meaning of Section 409A) not in excess of two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Separation from Service occurs (i.e., $500,000 in the event of separation during 2012) whether paid under this Agreement or otherwise shall be paid or provided before the later of (i) the date that is six (6) months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the "Delayed Payment Date"), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 9. All such amounts that would, but for this Section 22(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date.

(d) Rights of the Company; Release of Liability. It is the mutual intention of the Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of the Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A,

preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification.

23. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24. Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date and year first above written.

TRISTAR WELLNESS SOLUTIONS INCORPORATED

By: [signature]
John Linderman
President, CEO

____
Barry Starkman

EMPLOYMENT AND COMPENSATION AGREEMENT

THIS EMPLOYMENT AND COMPENSATION AGREEMENT (this "Agreement") is made effective as of May ___, 2013 (the "Effective Date"), by and between HemCon Medical Technologies, Inc. (the "Company") a wholly owned subsidiary of TriStar Wellness Solutions Incorporated (TWSI) and Simon McCarthy (the "Executive").

WHEREAS, the Company and the Executive wish to enter into this Agreement to provide for the employment of Chief Scientist Officer of the Company. For purposes of this Agreement, when referring to Executive's duties hereunder the term Company shall include the Company and TWSI;

WHEREAS, the Company has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, in consideration for the mutual promises of the parties set forth below, the Company and the Executive hereby agree as follows:

1. Term. The initial term of employment of the Executive by the Company will commence effective as of the date hereof and end on April 30, 2015. Unless notice is given by either party of its or his intent to terminate this Agreement not later than thirty (30) days prior to the end of the initial term and the end of any successive term, this Agreement shall automatically renew for successive two (2) year periods; provided however, in no event shall the term of Executive's employment extend beyond January 31, 2023. Notwithstanding the foregoing, this Agreement may be sooner terminated as provided in Section 7 below.

2. Position and Duties.

(a) The Executive shall serve as the Chief Scientist Officer of the Company with executive responsibility for the Company's research and new product development, product improvement, intellectual property, manufacturing, quality systems, regulatory and other significant related tasks.

(b) The Executive shall report directly to the President and Chief Executive Officer of the Company. During the term of his employment, the Executive may engage in outside activities provided (i) those activities do not conflict with his duties and responsibilities hereunder, (ii) that the Executive gives written notice to the Company and TWSI of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit and (iii) the Executive receives the prior consent of the Company prior to joining the board of another "for profit" entity.

(c) Notwithstanding the foregoing the Company has been advised of and consents to the Executive's continued involvement in certain personal and business fiduciary activities. The Executive warrants that his involvement in such activities will not adversely affect the Company.

3. Compensation and Related Matters.

(a) Salary. During the term of this Agreement, the Company shall pay the Executive a base salary of One Hundred Fifty Thousand Dollars ($150,000.00) per annum, which base salary shall take effect as of the first day of the month this agreement is executed. The base salary shall be payable in equal installments in accordance with the Company's normal payroll practices and will be subject to applicable state and federal tax withholding. Executive's base salary

may be increased each annual anniversary date of this agreement based upon the Company's review of Executive's performance for the past year. Executive's performance shall be reviewed by the Company at least annually.

(b) Bonus. During the term of this Agreement and provided that the Executive is employed by the Company on the last day of the Company's fiscal year, the Company shall pay the Executive an annual bonus in an amount up to fifteen percent (15%) of Executive's annual base compensation based upon Executive's performance-based goals as established annually by the Company. The Company shall establish the Executive's performance criteria prior to the start of the relevant full bonus year. The annual bonus will be paid within thirty (30) days after the end of the Company's fiscal year.

(c) Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures reasonably established by the Company.

(d) Other Benefits. During the term of this Agreement, the Executive shall be entitled to participate in all life insurance, short-term and long-term disability, accident, health insurance and savings/retirement plans that are applicable to the Company's employees generally or to the senior executives of the Company in Portland, Oregon. The Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. The Executive shall be entitled to twenty (20) paid vacation days per year. In addition, the Executive shall be entitled to all paid holidays given by the Company to its employees generally. In all cases, Executive's benefits will be subject to the terms, rules and regulations contained in the Company's Employee Handbook as well as all other written policies.

(e) Performance-Based Stock Options Awards. The Executive shall receive performance-based stock option awards each year based upon Executive's attainment of performance-based goals as established by the Company. All stock option awards shall be in compliance with the rules and regulations of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Upon commencement of employment with the Company hereunder, the Executive will receive 25,000 Warrants in TWSI common stock granted at Fair Market Value (FMV) vesting completely at twelve months of continuous employment with the Company.

4. Confidential Information.

(a) The Executive acknowledges that:

(i) As a result of his employment with the Company, the Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its affiliates, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information.

(ii) The Company and its affiliates will suffer damage that will be difficult to compute if, during the term of this Agreement or thereafter, the Executive should divulge secret and confidential information relating to the business of the Company heretofore or hereafter acquired by him in the course of his employment with the Company or any of its affiliates.

(iii) The provisions of this Section 4 are reasonable and necessary for the

protection of the business of the Company and its affiliates.

(b) The Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with the Company or any of its affiliates, with regard to the operational, financial, business or other affairs of the Company or its affiliates, their officers and directors, including, without limitation, trade "know how," secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except:

(i) with the Company's express prior written consent,

(ii) to the extent that any such information is in the public domain, is ascertainable from public or published information or is known to any person who is not subject to a contractual or fiduciary obligation owed to the Company not to disclose such information, in each case other than as a result of the Executive's breach of any of his obligations hereunder,

(iii) when required to be disclosed by court order, subpoena or other government process, or

(iv) was known by the Executive prior to entering into this Agreement.

(c) In the event that the Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, he shall promptly, but in no event more than 48 hours after learning of such court order, subpoena, or other government process, notify the Company, by personal delivery or by facsimile, confirmed by mail. Further, at the Company's written request and expense, the Executive shall:

(i) take all reasonably necessary steps requested by the Company to defend against the enforcement of such court order, subpoena or other government process, and;

(ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(iii) Upon termination of his employment with the Company, or at any time the Company may so request, the Executive will promptly deliver to the Company all files, memoranda, notes, records, reports, manuals, data, drawings, blueprints and other documents and information (and all copies thereof) relating to the business of the Company and/or its affiliates, and all property associated therewith, that are then in his possession or under his control.

(iv) In the event the Executive is found to be in violation of Section 4(b) or (c), the Company shall be entitled to relief as provided in Section 6 (Injunctive Relief) below.

(v) The Executive agrees that upon leaving the Company's employ he will make himself reasonably available to answer questions from Company officers regarding his former duties and responsibilities and the knowledge he obtained in connection therewith.

5. Certain Employee Acknowledgements.

(a) Employee Acknowledgement. The Company and the Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) as a result of the Executive's service with the Company, the Executive will use and have access to some of the Company's proprietary and valuable confidential information during the course of the Executive's employment; (iii) the confidential information has

been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Executive's employment or thereafter, the Executive should disclose or improperly use such confidential information in violation of the provisions of this Agreement; and (iv) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

(b) Non-Compete. During the term of this Agreement and for two (2) years after the termination of this Agreement, the Executive shall not:

(i) directly or indirectly, own, manage, control, be employed by, consult with, participate in, or be connected in any manner with any person, firm or corporation engaged in any business that derives more than five percent of its gross sales from products that are interchangeable with or substitutable for a product sold by one or more of the businesses conducted by the Company or any of its affiliates when this Agreement ends (a "Competitive Business");

(ii) engage in any Competitive Business for his own account;

(iii) employ, retain or agree to hire, or have or cause any other person or entity to employ, retain or agree to hire, any person who is an employee and was employed or retained by the Company or any of its affiliates while the Executive was employed by the Company,

(iv) solicit or endeavor to entice away from the Company any such person in (iii) above; or

(v) solicit, endeavor to entice away from or knowingly interfere with the Company or any of its affiliates, any of its or their customers or sources of supply.

Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from investing his personal assets in the securities of any corporation or other business entity that is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than five percent of the publicly-traded equity securities of such competitor.

(c) Non-Solicitation of Third Parties. During the term of this Agreement, the Executive shall not directly or indirectly solicit or otherwise influence any entity with a business arrangement with the Company, including, without limitation, customers, suppliers, sales representatives, lenders, lessors, and lessees, to discontinue, reduce, or otherwise materially or adversely affect such relationship.

(d) Ownership of Intangibles. All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the term of Executive's employment, whether or not conceived or developed during Executive's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company or to the Company's actual or demonstrably anticipated research and development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company. Executive hereby agrees promptly to disclose to the Company any and all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, and know-how, whether or not patentable and whether or not reduced to practice, made or conceived by Executive, either solely or in conjunction with others, during the period of Executive's employment with the Company, which (i) are related to or result from the actual or demonstrably anticipated business, work, or research and development of the Company;

(ii) result, to any extent, from use of the Company's premises or property; or (iii) are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Company. Executive acknowledges and agrees that all such inventions shall be the sole property of the Company, and Executive hereby assigns to Company Executive's entire right and interest in all the inventions. Employee shall execute all documents, including patent applications and assignments, required by the Company to establish the Company's rights under this Section 5(d).

(e) Non-Disparagement. The Executive acknowledges and agrees that the Executive will not defame or disparage the services, business, integrity, veracity, or personal or professional reputation of the Company or any of its directors, officers, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner either during the term of the Executive's employment or thereafter; provided that the Executive may testify and respond truthfully to any questions from or on behalf of the Company or any of its affiliates, or in any legal proceeding, arbitration or governmental investigation, or in any circumstances in which an answer may be legally compelled.

6. Injunctive Relief.

(a) If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Agreement, including, but not by way of limitation Section 4 or 5 above, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 6(a) shall be independent of the other and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other damages, rights and remedies available to the Company under law or equity.

(b) If any provision of Sections 4 or 5 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and any such provision shall then be applicable in such modified form.

7. Termination. The Executive's employment may be terminated during the term of this Agreement only as follows:

(a) Death. The Executive's employment shall terminate upon his death.

(b) Disability. If, as a result of a Permanent Disability, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty days after written notice of termination is given by the Company to the Executive (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Executive's employment shall terminate. A termination of employment pursuant to this Section 7(b) shall be deemed an involuntary termination for purposes of this Agreement or any plan or practice of the Company. The Executive shall be considered to have incurred a "Permanent Disability" if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months.

(c) Cause. The Company may terminate the Executive's employment for Cause. The Company shall have "Cause" to terminate the Executive's employment if the Executive: (i)

willfully, substantially and continuously fails to perform his duties; (ii) willfully engages in conduct that is demonstrably and materially injurious to the Company (including the conviction of a felony involving dishonesty or moral turpitude); or (iii) there is an entry by a court or quasi-judicial governmental agency of the United States or a political subdivision thereof of an order barring the Executive from serving as an officer or director of a public company. For the purposes of clauses, (i) and (ii) of this definition, no act or failure to act shall be deemed "willful" (x) if caused by a physical or mental disability, whether or not such disability constitutes a Permanent Disability or (y) unless done, or omitted to be done, not in good faith or without reasonable belief that such act or omission was in the best interest of the Company. Cause shall be determined by the Company's Board of Directors (the "Board").

(d) Without Cause or For Good Reason. The Company may terminate the Executive's employment at any time Without Cause on thirty (30) days prior written notice and the Executive may terminate his employment at any time for Good Reason. A termination "Without Cause" is a termination of the Executive's employment by the Company for any reason other than those set forth in subsections (a) (Death), (b) (Disability) or (c) (For Cause) of this Section. The Executive shall have "Good Reason" to terminate his employment if one or more of the following occur, without the Executive's prior written consent: (i) a material change, adverse to the Executive, in his position, title or office, status, rank, nature of responsibilities or authority within the Company, except in connection with termination of his employment for Cause or Permanent Disability or as a result of action by the Executive, (ii) assignment of duties to the Executive that are materially inconsistent with and adverse to his duties, status, rank, responsibilities or authority, (iii) material decrease in the Executive's base salary, annual bonus opportunity or benefits, and (iv) relocation of the Executive's principal place of business to a location more than fifty (50) miles ("as the crow flies") from its location on the date of this Agreement.

(e) Voluntary Termination. The Executive may voluntarily terminate his employment with the Company at any time on 45 days prior written notice.

8. Notice and Effective Date of Termination.

(a) Notice. Any termination of the Executive's employment by the Company or by the Executive during the term of this Agreement (other than as a result of death) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under that provision.

(b) Date of Termination. The date of termination shall be:

(i) if the Executive's employment is terminated by his death, the date of his death;

(ii) if the Executive's employment is terminated pursuant to Section 7(b) (Disability), the date of termination shall be the 31st day following delivery of the notice of termination; and

(iii) if the Executive's employment is terminated for any other reason by either party, forty-five (45) days from the date on which a notice of termination is delivered to the other party.

9. Compensation and Benefits Upon Termination.

(a) Without Cause or For Good Reason. If the Executive's employment terminates pursuant to Section 7(d) (Without Cause or For Good Reason), the Executive shall be entitled to the following:

(i) Cash. The amount of cash equal to all compensation required to be paid to the Executive for the balance of the term of this Agreement assuming the Executive was employed by the Company until the end of the stated term of this Agreement as set forth in Section 1, not to exceed two (2) times the Executive's annual base salary, at the rate in effect immediately before such termination. The amount to be paid under this subparagraph (i) shall be paid under the Company's normal payroll practices as if the Executive were still employed.

(ii) Performance Related Options and Awards. With respect to any stock options granted to the Executive by the Company which have not become vested as of such termination, the Executive shall immediately become vested in any such stock that would vest solely due to the passage of time; provided, however, that any unvested "performance" stock grants, "performance" cash awards, long-term incentive awards or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall continue to vest in accordance with the terms of such awards as if the Executive was still employed by the Company and such "performance" stock option grants, "performance" cash awards, or other similar awards shall vest and/or expire as provided in the relevant award documents or agreements.

(iii) Other Amounts. The post-termination compensation, expense reimbursements and benefits described in the first sentence of Section 9(c) (Voluntary Termination).

(iv) Other Benefits. The Executive shall be entitled to continuing coverage by the Company under the life, disability and accident insurance programs for employees (and their spouses and dependents) of the Company generally and under any supplemental programs covering executives of the Company, as from time to time in effect, until the earliest of (A) January 31, 2018, or (B) the date on which the Executive becomes eligible for substantially similar coverage under the employee welfare plans of a new employer (the earliest of these dates, the "Benefits Termination Date"). The Executive shall also be entitled to a continuation of all other benefits and reimbursements in effect at the time of termination until the Benefits Termination Date. Any part of the foregoing benefits that are attributable to participation in a plan in which the Executive can no longer participate under applicable law, shall be procured by the Company from other sources such that the Executive receives substantially similar benefits to those provide for under the plan. All amounts payable hereunder with respect to the provision of such benefits through the Benefit Termination Date shall be paid by the Company monthly in advance.

(b) For Cause. If the Executive's employment is terminated for Cause (as defined in Section 7(c), he shall receive only the post-termination compensation, expense reimbursements and benefits described in the first sentence of Section 9(c) (Voluntary Termination). Notwithstanding the foregoing, termination for Cause may not occur pursuant to clauses (i) or (ii) of Section 7(c) above unless and until, with the Board's prior approval, the Company has delivered to the Executive a Notice of Termination, which shall contain in reasonable detail the facts purporting to constitute such nonperformance, act or omission, and afforded him 30 days thereafter to cure the same (provided that such nonperformance, act or omission is capable of being cured), in which event the effective date of termination of employment shall be either (x) the date of delivery of the Notice of Termination if the facts giving rise to the Notice of Termination, in the Board's reasonable discretion, are not capable of being cured or (y) the 31st day following delivery of the Notice of Termination unless the Board shall thereafter cause a written notice to be delivered on its behalf to the Executive stating that it has rescinded its determination that his employment is to be terminated for Cause. Section 7(d)(i) to the contrary notwithstanding, upon delivery to the Executive of a Notice of Termination under this Section

9(b), the Executive shall be suspended from all duties and responsibilities unless and until the Board rescinds its determination that his employment is to be terminated for Cause.

(c) Voluntary Termination. If the Executive's employment terminates pursuant to Section 7(e) (Voluntary Termination), the Executive shall receive: (i) his base salary through the date of termination, (ii) payment in lieu of any unused vacation, in accordance with the Company's vacation policy and applicable laws, (iii) any deferred compensation under any incentive compensation plan of the Company or any deferred compensation agreement then in effect, payable in accordance with the terms of such plan or agreement, as applicable, (iv) any other compensation or benefits (including without limitation all equity or option grants and awards, performance based awards, or other similar awards and employee benefits) payable in accordance with the applicable terms of each grant, award or plan, and (v) reimbursement of any business expenses incurred by the Executive through the date of termination but not yet paid to him. The Executive shall not be entitled to any bonus payments which were not fully earned prior to his termination date, and he shall not be entitled to any pro rated bonus payment for the year in which his employment terminates. The Company shall have no further obligations to the Executive as a result of the voluntary termination of his employment pursuant to Section 7(e).

(d) Death. If the Executive's employment terminates pursuant to Section 7(a) (Death), (i) his designated beneficiaries or his estate shall be entitled to receive the compensation, expense reimbursements and benefits earned by the Executive through the date of the Executive's death, as described in the first sentence of Section 9(c); (ii) at the time payable under the applicable Company bonus plan, an annual bonus will be paid to the Executive's designated beneficiaries or his estate for the fiscal year of the Executive's death based upon the annual bonus that the Executive would have earned under the Company's bonus plan for said fiscal year had the Executive not died, contingent upon the relevant annual bonus plan performance goals for said year having been obtained, pro-rated for the time the Executive is employed during such fiscal year until the Executive's death; (iii) with respect to any stock options granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in any such award that would vest solely due to the passage of time; and (iv) all "performance" stock or option awards, "performance" cash awards, or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall immediately and unconditionally vest for their target value.

(e) Disability. If the Executive's employment terminates pursuant to Section 7(b) (Disability), (i) he shall be entitled to receive the compensation, expense reimbursements and benefits earned by the Executive through the date of termination, as described in the first sentence of Section 9(c); (ii) at the time payable under the applicable Company bonus plan, an annual bonus will be paid to the Executive for the fiscal year in which termination due to the Executive's disability occurred based upon the annual bonus that the Executive would have earned under the Company's bonus plan for said fiscal year had the Executive not become disabled, contingent upon the relevant annual bonus plan performance goals for said year having been obtained, pro-rated for the time the Executive is employed during such fiscal year until the Executive's disability; (iii) with respect to any stock options granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in any such stock that would vest solely due to the passage of time; and (iv) all "performance" stock or option awards, "performance" cash awards, or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall immediately and unconditionally vest for their target value.

(f) Non-Renewal. If the Agreement expires as set forth in Section 1, the Company shall have no further obligations to the Executive except as specifically set forth herein, including, without limitation, Section 11 (Health Insurance) and Section 12 (Insurance and Indemnity).

(g) Without Cause or For Good Reason in Connection with or Following a Change in Control (CIC").

(i) If the Executive's employment terminates pursuant to Section 7(d) (Without Cause or For Good Reason) within the six (6) month period preceding a Change in Control, in anticipation of such Change in Control, or within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following:

(a) Cash. The amount of cash equal to the sum of (a) two (2) times the Executive's annual base salary in effect at the time written notice of termination is given to the Executive; (b) two (2) times the average of the Executive's annual earned bonuses for the two calendar years preceding the date of termination; and (c) the product of (i) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (ii) the annual bonus for the calendar year preceding the date of termination that has most recently been paid to the Executive (the sum of the amounts described in clauses (a), (b) and (c) shall be hereinafter referred to as the "CIC Payment"). The Company shall pay to the Executive any CIC Payment in a cash lump sum payment simultaneously with the termination of the Executive's employment following any Change in Control, subject to the provisions of Section22, but in no event, later than thirty (30) days after any Change in Control if said Change in Control occurs after the termination of this Agreement.

(b) Performance Awards. With respect to any stock options granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in any such stock that would vest solely due to the passage of time. All "performance" stock grants, "performance" cash awards, long-term incentive awards or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall immediately and unconditionally vest for their target value and be paid to the Executive simultaneously with the termination of employment following any Change in Control.

(c) Other Amounts. The post-termination compensation, expense reimbursements and benefits described in the first sentence of Section 9(c) shall be paid in a cash lump sum payment simultaneously with the termination of the Executive's employment following any Change in Control, subject to the provisions of Section 22.

(d) Other Benefits. The Executive shall be entitled to continuing coverage by the Company under the life, disability, accident and health insurance programs for employees (and their spouses and dependents) of the Company generally and under any supplemental programs covering executives of the Company, as from time to time in effect, for the twenty four (24) month period from such termination or until the Executive becomes eligible for substantially similar coverage under the employee welfare plans of a new employer, whichever occurs earlier; provided that the Executive's right to elect continued medical coverage after termination of employment under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall be deemed satisfied by the coverage provided in this sentence. The Executive shall also be entitled to a continuation of all other benefits and reimbursements in effect at the time of termination for the twenty four (24) month period following such termination or until the Executive becomes eligible for substantially similar benefits from a new employer, whichever is earlier. Any part of the foregoing benefits that are attributable to participation in a plan in which the Executive can no longer participate under applicable law shall be procured by the Company from other sources such that the Executive receives substantially similar benefits to those provided for under the plan. All amounts payable for the provision of such benefits shall be paid by the Company monthly in advance.

(ii) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a) any person or group (as described in regulations under Section 409A of the Code) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing (A) more than 50% or more of the combined voting power of the Company's then outstanding securities, excluding any person or group who becomes such a Beneficial Owner in connection with transactions described in clauses (x), (y) or (z) of paragraph (b) below and excluding the acquisition by a person or group holding more than 50 percent of such voting power or (B) 30 percent or more of the combined voting power of the Company's then outstanding securities during any twelve-month period;

(b) there is consummated, in any transaction or series of transactions during a twelve-month period, a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Business Combination") other than a Business Combination after which (x) the stockholders of the Company own more than 50 percent of the common stock or combined voting power of the voting securities of the company resulting from the Business Combination, (y) at least a majority of the board of directors of the resulting corporation were Incumbent Directors and (z) no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) becomes the Beneficial Owner of 35 percent or more of the combined voting power of the securities of the resulting corporation, who did not own such securities immediately before the Business Combination; or

(c) the Company is liquated or dissolved or there is consummated a sale or disposition by the Company of all or substantially all of the Company's assets.

This definition of "Change in Control" is intended to comply with the definition of "Change in Control" under Code Section 409A.

(iii) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

(h) Timing of Payments. Notwithstanding the provisions of this Section 9 to the contrary, any cash payments to which the Executive is entitled under Sections 3 or 9 shall be payable in accordance with the Company's payroll schedule.

10. Exercise of Stock Options Following Termination. If the Executive's employment terminates pursuant to Sections 7(a) (Death), 7(b) (Disability) or 7(d) (Without Cause or For Good Reason), he (or his estate) shall have the right to exercise any stock options held by him until the earliest to occur of (i) the first anniversary of the date of termination, (ii) the termination of date of the stock options in accordance with the option award, and (iii) the expiration of the original option term. In all other instances, he may exercise that right for up to three months following the date of his termination, but not later than the termination date of such options. All such purchases must be made by the Executive otherwise in accordance with the applicable stock option plans and agreements between the parties.

11. Health Care Coverage Following Termination. Following the expiration or termination of this Agreement, the Executive shall receive health insurance from the Company, at the Company's cost, via COBRA continuation coverage. To the extent that the Executive's COBRA coverage expires prior to the Executive reaching the eligibility age for Medicare or successor U.S. government provided health insurance, the Company shall provide the Executive with health insurance, at the Company's cost, that is comparable to his existing health insurance, except in the event the Executive is terminated for Cause (Section 7(c)) or a voluntary termination by Executive (Section 7(e)) for a period ending upon the earlier of (i) the date the Executive reaches the eligibility age for Medicare or

successor U.S. government provided health insurance, or (ii) two (2) years from the date this Agreement terminates. The Executive's cost of the insurance described in the preceding sentence shall be no greater than the Company's actual cost then in effect. The Executive may at his option decline any insurance coverage provided in this Section 11 on thirty (30) days written notice.

12. Insurance and Indemnity. The Company shall, (a) to the extent permitted by the Company's Certificate of Incorporation and By-laws or as required by law, defend, hold harmless and indemnify the Executive with respect to any liability arising out of his acts or omissions, or his status, as a director or officer of the Company or any of its affiliates, and (b) include the Executive during the term of this Agreement under any directors and officers, employment practices and fiduciary liability insurance policies maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other directors and officers covered thereby. This obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement for any reason with respect to proceedings or threatened proceedings based on (i) acts or omissions of the Executive occurring during the Executive's employment with the Company or with any affiliated company, or (ii) his status as an officer or director of such an entity or a fiduciary of a group savings, retirement or welfare plan of which any such entity is the sponsor or a participating employer. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Executive's heirs and personal representatives.

13. Representations. The parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such party and any other person, firm or organization. The Company represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, mailed by an overnight delivery service or United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company: Tristar Wellness Solutions Incorporated
Attention: General Counsel
10 Saugatuck Avenue
Westport, Connecticut 06880

If to the Executive: Simon McCarthy

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and such executive of the Company as may be designated by the Board. This Agreement, along with any Company benefit plan, stock option, restricted stock or cash award agreement between the parties, constitutes the entire agreement between the parties regarding their employment relationship. No agreements or

representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

16. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's written designee or, if there be no such designee, to the Executive's estate.

17. Governing Law – Severability. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of Connecticut without reference to principles of conflict of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

18. Arbitration. Except for disputes covered by Section 6 (Injunctive Relief) above, in the event of any dispute or claim relating to or arising out of the parties' employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination, or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Westport, Connecticut, by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information, which disputes or claims shall be resolved by a court of competent jurisdiction. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive, and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules.

19. Attorney's Fees.

(a) Disputes. Each party shall bear its own attorney's fees and costs incurred in any action or dispute arising out of this Agreement.

(b) This Agreement. The Company agrees to pay the reasonable out-of pocket legal expenses actually incurred by the Executive in connection with the negotiation and execution of this Agreement, up to a maximum amount of $7,500, no later than 75 days following the final negotiation of this Agreement. The Company agrees to pay all reasonable out-of-pocket costs and expenses, including all reasonable attorneys' fees and disbursements, actually incurred by the Executive in collecting or enforcing payments to which he is ultimately determined to be entitled (whether by agreement among the parties, court order or otherwise) pursuant to this Agreement in accordance with its terms; provided, however, that the Executive submit a request for reimbursement no later than 30 days following the end of the calendar year in which the expenses are incurred and reimbursement must be made within 45 days thereafter; provided, further, that no reimbursement may be made under this Section 19 prior to the first day of the seventh month following the date the Executive's employment terminates (other than a termination due to the Executive's death).

20. Survival. The respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive's employment with the Company.

21. Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude Executive from designating in

writing one or more beneficiaries to receive any amount that may be payable after assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives and the Company and its successors.

22. Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Code Section 409A ("Section 409A Deferred Compensation") shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as "Section 409A"), including the following:

(a) Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 9 upon the Executive's termination of employment shall be paid or provided only at the time of a termination of the Executive's employment which constitutes a Separation from Service. For the purposes of this Agreement, a "Separation from Service" is a separation from service within the meaning of Section 409A.

(b) Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of the Executive, the Executive is a "specified employee" within the meaning of Section 409A (a "Specified Employee"), then no payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 9 upon the Separation from Service of the Executive, other than such payments and benefits that constitute severance payments (within the meaning of Section 409A) not in excess of two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Separation from Service occurs (i.e., $500,000 in the event of separation during 2012) whether paid under this Agreement or otherwise shall be paid or provided before the later of (i) the date that is six (6) months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the "Delayed Payment Date"), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 9. All such amounts that would, but for this Section 22(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date.

(d) Rights of the Company; Release of Liability. It is the mutual intention of the Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of the Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A,

preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification.

23. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24. Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date and year first above written.

TRISTAR WELLNESS SOLUTIONS INCORPORATED

By: ______________________________
John Linderman
President, CEO
TriStar Wellness Solutions, Inc.

____
Barry Starkman
President, CEO
HemCon Medical Technologies, Inc.

____
Simon McCarthy

Schedule 10.8

Consents

1. Consent from Providence Health Systems – Oregon to assignment of patent licenses by Corporation under the Technology License Agreement, effective May 17, 2002, by and between Providence Health Systems – Oregon, Biomedical Research Services, Inc., and Corporation.

2. Consent from Biomedical Research Services, Inc. to assignment of patent licenses by Corporation under the Technology License Agreement, effective May 17, 2002, by and between Providence Health Systems – Oregon, Biomedical Research Services, Inc., and Corporation.

Schedule 11.3

Litigation – Buyer

None.